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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

POLYPORE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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11430 N. Community House Road, Suite 350
Charlotte, North Carolina 28277-1591

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 AM, Eastern Daylight Time, on May 12, 2011.
PLACE	Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, North Carolina 28277-2830
ITEMS OF BUSINESS	• To elect Michael Graff and W. Nicholas Howley, the members of Class I of the Board of Directors, each for a term of three years.
• To approve the amendment and restatement of our 2007 Stock Incentive Plan.
• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year.
• To conduct a non-binding advisory vote on the compensation of named executive officers.
• To conduct a non-binding advisory vote on the frequency of future stockholder votes on executive compensation.
• To transact such other business as may properly come before the 2011 Annual Meeting of Stockholders and any adjournment or postponement of the meeting.
RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 14, 2011.
PROXY VOTING
It is important that your shares be represented and voted at the 2011 Annual Meeting of Stockholders. You can vote your shares by completing and returning your proxy card or, if you are a beneficial owner, in another manner allowed by your broker. See details in the "Questions and Answers About the 2011 Annual Meeting of Stockholders" section under "How do I vote?"

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011

This Proxy Statement, the accompanying proxy card and Polypore International, Inc.'s
Annual Report on Form 10-K for the 2010 fiscal year are available at:
http://investor.polypore.net/annual-proxy.cfm

April 6, 2011
Lynn Amos Secretary

i

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

        We are providing these proxy materials in connection with the solicitation by the Board of Directors of Polypore International, Inc., a Delaware corporation (referred to as Polypore or the Company), of proxies to be voted at our 2011 Annual Meeting of Stockholders and at any adjournment or postponement (referred to as the 2011 Annual Meeting).

        You are invited to attend the 2011 Annual Meeting on May 12, 2011, beginning at 9:00 AM, Eastern Daylight Time. The 2011 Annual Meeting will be held at the Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, North Carolina 28277-2830. See the inside back cover of this Proxy Statement for directions.

        Stockholders will be admitted to the 2011 Annual Meeting beginning at 8:30 AM, Eastern Daylight Time.

        These proxy materials, including this Proxy Statement and the proxy card, are first being mailed to stockholders starting on April 6, 2011.

What do I need to bring with me to the 2011 Annual Meeting?

        You will need to present personal photo identification in order to be admitted to the 2011 Annual Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the 2011 Annual Meeting, you must also present proof of your ownership of Polypore common stock as of the record date, such as a bank or brokerage account statement, to be admitted to the 2011 Annual Meeting.

Who is entitled to vote at the 2011 Annual Meeting?

        Holders of Polypore common stock at the close of business on March 14, 2011 are entitled to receive these proxy materials and to vote their shares at the 2011 Annual Meeting. As of that date, there were 45,722,420 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the stockholders at the 2011 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with Polypore's transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, a "stockholder of record." If you are a stockholder of record, these proxy materials have been sent directly to you by Polypore.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet, if available.

How do I vote?

        You may vote using any of the following methods:

        By Mail.    Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors of the Company (referred to as the Board).

        By Telephone or on the Internet.    Telephone and Internet voting may be available for beneficial owners depending on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

        In Person at the 2011 Annual Meeting.    All stockholders as of the record date may vote in person at the 2011 Annual Meeting. You may also be represented by another person at the 2011 Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the 2011 Annual Meeting.

        Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before your shares are voted at the 2011 Annual Meeting by:

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  Written notice to the Secretary of the Company received prior to the date of the 2011 Annual Meeting;

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  Timely delivery of a valid, later-dated proxy; or

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  Voting by ballot at the 2011 Annual Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the 2011 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

        All shares that have been properly voted and not revoked will count as voted at the 2011 Annual Meeting.

What is "householding" and how does it affect me?

        We have adopted a procedure approved by the Securities and Exchange Commission (referred to as the SEC) called "householding." Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials, unless one or more of these stockholders notify us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding continue to receive separate proxy cards.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Continental Stock Transfer & Trust Company (in writing: 17 Battery Place, New York, New York 10004; by telephone: 212-509-4000).

        If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our transfer agent as indicated above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Is there a list of stockholders entitled to vote at the 2011 Annual Meeting?

        The names of stockholders of record entitled to vote at the 2011 Annual Meeting will be available for inspection at the 2011 Annual Meeting and for ten days prior to the 2011 Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 AM and 4:00 PM, Eastern Daylight Time, at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591, by contacting the Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

        The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2011 Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and "uninstructed shares" that are voted by the holder of record are counted as present and entitled to vote for purposes of determining a quorum. An "uninstructed share" occurs when a bank, broker or other holder of record holding shares for a beneficial owner may exercise discretionary voting authority on routine proposals because that holder has not received voting instructions from the beneficial owner.

        If you are a beneficial owner, your bank, broker or other holder of record has discretionary authority to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. However, the record holder may not vote on the election of directors to Class I of the Board, the approval of the Amended and Restated Polypore International, Inc. 2007 Stock Incentive Plan, the non-binding advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement, the non-binding advisory vote on the frequency of future stockholder votes on executive compensation or any stockholder proposals properly brought before the meeting absent instructions from you. At the date this Proxy Statement went to press, the Company was not aware of any stockholder proposals for the 2011 Annual Meeting.

        Election of Class I of the Board.    A plurality of the votes cast is required for the election of directors to Class I of the Board. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote "for" or "withheld" with respect to the election of directors. Only votes "for" or "withheld" are counted in determining whether a plurality has been cast in favor of a director nominee. Abstentions and, if applicable, "broker non-votes" are not counted for purposes of the election of directors. A "broker non-vote" occurs if the holder of record chooses not to vote the uninstructed shares on a non-routine matter or is not permitted to vote the uninstructed shares on a non-routine matter.

        Approval of the Amended and Restated Polypore International, Inc. 2007 Stock Incentive Plan.    The votes cast "for" must exceed the votes "against" to approve the Amended and Restated Polypore International, Inc. 2007 Stock Incentive Plan. Under applicable New York Stock Exchange (referred to as the NYSE) listing standards, the total votes cast on this proposal must also represent more than 50% of all shares of common stock entitled to vote on the proposal. You may vote "for" or "against" the proposal, or you may abstain from voting on the proposal. Abstentions and, if applicable, broker non-votes are not counted for this proposal.

        Ratification of Ernst & Young LLP.    The votes cast "for" must exceed the votes cast "against" to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Abstentions and, if applicable, broker non-votes are not counted as votes "for" or "against" these proposals.

        In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. However, if the Board determines it to be in the best interests of the Company to retain Ernst & Young LLP as our independent registered public accounting firm, it may do so in its sole discretion, despite the stockholders' failure to ratify the selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm.

        Advisory Vote on the Compensation of Named Executive Officers.    The votes cast "for" must exceed the votes "against" the non-binding advisory vote to adopt the resolution approving the compensation of named executive officers. You may vote "for" or "against" the proposal, or you may abstain from voting on the proposal. Abstentions and, if applicable, broker non-votes are not counted for this proposal.

        Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board, it will not create or imply any additional fiduciary duty on the part of the Board and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

        Advisory Vote on the Frequency of Future Stockholder Votes on Executive Compensation.    The advisory vote on the frequency of future stockholder votes on executive compensation will be determined by a plurality of the votes cast. You may vote to advise the Company to conduct an advisory vote with respect to its executive compensation every one, two or three years, or you may abstain from voting on the proposal. Abstentions and, if applicable, broker non-votes are not counted for this proposal.

        Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board, it will not create or imply any additional fiduciary duty on the part of the Board and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering the frequency of stockholder votes on executive compensation.

Could other matters be decided at the 2011 Annual Meeting?

        At the date this Proxy Statement went to press, we did not know of any matters to be raised at the 2011 Annual Meeting other than those referred to in this Proxy Statement.

        If you are a stockholder of record and you have returned your signed and completed proxy card, the Company will have the discretion to vote for you on other matters that are properly presented at the 2011 Annual Meeting for consideration.

Can I access these proxy materials on the Internet?

        These proxy materials are available in PDF and HTML format at http://investor.polypore.net/annual-proxy.cfm and will remain posted until the conclusion of the 2011 Annual Meeting.

Who will pay for the cost of this proxy solicitation?

        We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Georgeson Inc. to distribute and solicit proxies, at an estimated cost of $8,500, plus reasonable expenses.

Who will count the vote?

        Representatives of our transfer agent, Continental Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles and General Information

Role and Composition of the Board of Directors and its Committees

        General.    The Board, which is elected by the stockholders, oversees the management of the Company's business and sets high standards for the Company's directors, officers and employees. The Board selects and monitors the performance of the senior management team, which is charged with the daily operations of the Company's business.

        Board Size.    The Amended and Restated Bylaws of the Company (referred to as the Bylaws) specify that the Board will consist of the number of seats as may be fixed from time to time by resolution of the Board, but that in no event will the number of seats be less than three nor more than 15. The Board has fixed the number of directors at eight, and there are currently no vacancies. It is the policy of the Company that the number of directors not exceed a number that can function efficiently as a body. The Nominating and Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate structure and needs of the Board.

        Structure.    The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by Michael Graff and Robert B. Toth, respectively.

        As of March 24, 2011, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and certain of their affiliates (referred to collectively as Warburg Pincus) were the beneficial owners of approximately 13.3% of Polypore's common stock. Due to this beneficial ownership, Warburg Pincus currently has the right to designate members of the Board under the Company's Stockholders Agreement (see "Stockholders Agreement" below in the "ITEM 1—Election of Directors" section of this Proxy Statement for a description of the Stockholders Agreement). In light of Warburg Pincus's significant stock ownership and the requirements of the Stockholders Agreement, the Board believes that separating the roles of Chairman of the Board and Chief Executive Officer is appropriate for the Company at this time. Mr. Graff is currently a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. Mr. Toth is not a representative of Warburg Pincus.

        The Board has not adopted a policy regarding the separation of the position of Chairman of the Board from that of Chief Executive Officer. The Board recognizes that there may be circumstances in the future that would lead it to combine the positions of Chairman of the Board and Chief Executive Officer, but believes that the absence of a policy requiring either the separation or combination of the positions provides the Board with the flexibility to determine the leadership structure that is in the best interests of Polypore and its stockholders. Accordingly, the Board carefully considers the continued separation of those positions from time to time.

        Selection Criteria.    Candidates are selected for their integrity, diversity, experience, leadership, skill and ability to exercise sound judgment, among other things. Candidates are chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. The Nominating and Corporate Governance Committee considers candidates for re-election and to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. In identifying and recommending director nominees, the Nominating and Corporate Governance Committee may take into account factors that they determine appropriate, including any recommendations made by senior management and stockholders of the Company. The Nominating and Corporate Governance Committee does not solicit recommendations of director candidates, but will consider stockholder recommendations of director candidates sent to the Nominating and Corporate Governance Committee c/o the Company. Final approval of a candidate is determined by the full

Board. See "Criteria for Board Membership" below in the "Governance Information" section of this Proxy Statement for more information.

        Director Service on Other Public Boards.    The Company does not limit the number of public company boards on which its directors may serve. However, each director nominee must carefully evaluate his or her existing obligations before accepting his or her position on the Board or any of the Board committees or agreeing to serve on the board of another company in the future. The Nominating and Corporate Governance Committee reviews the number of public boards on which a director may sit on a case-by-case basis. Each director is required to advise the Board and the Nominating and Corporate Governance Committee if he or she has accepted an invitation to serve on the board of another public company. Under the NYSE rules, if an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service does not impair the ability of such member to effectively serve on the Audit Committee of the Company. None of the Audit Committee members serves on the audit committees of more than three public companies.

        Director Compensation.    The Board, in conjunction with the Compensation Committee, annually reviews and determines the compensation of directors.

        Director Retirement.    The Company does not have a mandatory age by which a director is required to resign. The Nominating and Corporate Governance Committee recommends to the Board on a case-by-case basis whether a director should be nominated for re-election.

        Term Limits.    The Board does not impose term limits on directors' service, nor does it believe in automatic annual re-nomination. The Board self-evaluation process is an important determinant for continuing service.

        Committees.    It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a public company. Currently these committees are the Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. The members and chairs of our Board committees are recommended to the Board by the Nominating and Corporate Governance Committee and appointed to such committees by the full Board.

        Chief Executive Officer Performance Goals and Annual Evaluation.    The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer and for evaluating his performance against such goals. The Compensation Committee meets annually with the Chief Executive Officer to receive his recommendations concerning such goals. Both the goals and the evaluation are then considered by the Compensation Committee. The Compensation Committee then meets with the Chief Executive Officer to evaluate his performance against such goals.

        Senior Management Performance Goals.    The Chief Executive Officer is responsible for setting annual and long-term performance goals and compensation for his direct reports.

        Communication with Stakeholders.    The Chief Executive Officer is responsible for establishing effective communications with the Company's stakeholder groups, i.e., stockholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside directors from meeting with stockholders or other stakeholder groups, but in most circumstances, any such meetings would be held with management present. See "Communications with Directors" in the "Governance Information" section relating to direct communications with the Board or with certain members or committees of the Board.

        Risk Oversight.    Our Audit Committee is responsible for overseeing our risk management process. This includes oversight responsibility for financial reporting with respect to the Company's major financial exposures, in accordance with NYSE requirements, the effectiveness of Polypore's enterprise risk management process that monitors and manages key business risks facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee reports the results of its review to the Board not less than annually and more frequently as circumstances may warrant.

        The Audit Committee receives presentations throughout the year from senior management and various department and business unit leaders that include discussion of significant risks as necessary. The Audit Committee then addresses matters of particular importance or concern, including any significant areas of risk that require its attention, and reports to the Board as appropriate. In addition, through dedicated sessions focusing on corporate strategy, the Board reviews in detail not less than annually the Company's short- and long-term strategies, including consideration of any significant risks facing the Company and their potential impact.

        The Compensation Committee also considers any risks to the Company from its compensation policies and practices (see "The Compensation Committee" in the "Board and Committee Membership" section of this Proxy Statement below). The Compensation Committee determines whether there are any risks that should be raised with Board and/or require disclosure in the Company's Proxy Statement.

        We believe that our approach to risk oversight, as described above, optimizes our ability to approach existing and emerging risks in a proactive manner and make informed strategic and operational decisions.

Board and Committee Processes and Functions

        Agenda.    The Chairman of the Board sets the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Any member of the Board may request that an item be included on the agenda. The chair of each Board committee (and if the committee has no chair, one of its members), in consultation with committee members and the appropriate members of management and staff, develops committee agendas.

        Materials.    Materials related to agenda items are provided to Board and Board committee members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

        Meetings.    The frequency, length and agenda of meetings of the Board and each of its committees are determined by the Chairman of the Board or the chair of the applicable committee (or, if the committee has no chair, by a member of the committee), subject to the NYSE and SEC rules. At the invitation of the Board or its committees, as applicable, members of senior management attend Board and Board committee meetings or portions thereof to participate in discussions. Generally, presentations of matters to be considered by the Board or its committees are made by the manager responsible for that area of the Company's operations.

        Director Access to Corporate and Independent Advisors.    Board members have access to all members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to Polypore and its stockholders.

        Executive Sessions.    Executive sessions and meetings of outside directors without management present are held regularly to review the report of our independent registered public accounting firm, the criteria upon which the evaluation of the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers and any other relevant matters. Mr. Graff presides at all executive sessions of the non-management directors. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects. In 2010, the non-management directors met in executive session four times.

        Annual Self-Evaluation.    The Board, under the direction of the Nominating and Corporate Governance Committee, conducts an annual performance self-evaluation. In addition, each Board committee is responsible for conducting an annual performance self-evaluation and reviewing its findings with the Board.

        Annual Meeting Attendance.    The Company encourages all Board members to attend the Company's annual meeting of stockholders. The Company expects that Board members will attend the 2011 Annual Meeting of Stockholders if possible. Eight members of the Board attended the 2010 Annual Meeting of Stockholders in person or telephonically.

Corporate Governance Guidelines

        Our Corporate Governance Guidelines consist of a set of principles under which Polypore is governed. Since the Board is charged with ultimate governance of the Company, the guidelines principally address the Board's governance role and functions. These topics include:

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  Director qualifications;

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  Director responsibilities;

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  Director access to management and to select outside advisors;

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  Director compensation; and

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  Director orientation and continuing education.

        The Board periodically reviews our Corporate Governance Guidelines and, from time to time, revises them in response to changing regulatory requirements, evolving best practices and input from our stockholders and other constituents. Our Corporate Governance Guidelines are published on our website at http://investor.polypore.net/governance.cfm.

Polypore Corporate Governance Website

        In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Polypore is available on our website, including information relating to:

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  The members of the Board;

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  Our Board committees, including their charters and current members;

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  Polypore's Code of Business Conduct and Ethics, as applicable to the Board, our officers, including our Chief Executive Officer and Chief Financial Officer, and all other employees of the Company and its subsidiaries;

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  How to communicate with members of the Board; and

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  Investor Frequently Asked Questions.

        We will provide copies of any of the foregoing information without charge upon written request to Polypore International, Inc., Investor Relations, 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591.

Governance Information

Director Independence

        A majority of the members of the Board and the entirety of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be "independent" in accordance with the listing standards of the NYSE. There is no such requirement for the Executive Committee. The Board, on an annual basis, reviews the independence of all Board members, affirmatively makes a determination as to the independence of each Board member and discloses those determinations. For a Board member to be independent (each referred to as an Independent Director), the Board must affirmatively determine that, in its business judgment, the Board member has no material relationship with the Company, except as a Board member. In making that determination, the Board adheres to the independence requirements of the NYSE. One of the factors considered by both the Nominating and Corporate Governance Committee and the Board in their recommendation or approval of director nominees is their potential status as an Independent Director. Board members or director nominees that are determined to be independent either meet or exceed the independence test of the NYSE rules, including the requirement that Independent Directors cannot have any material relationship (as described in the NYSE rules) with the Company other than as a director.

        In addition to the independence standards set forth above, members of the Audit Committee and Compensation Committee are subject to heightened standards of independence. All members of the Audit Committee must be "independent" as such term is defined under SEC Rule 10A-3. All members of the Compensation Committee must meet the independence requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the Code), SEC Rule 16b-3.

        The Nominating and Corporate Governance Committee reviewed the applicable standards for Board member and Board committee member independence and our Director Qualification Standards. On the basis of this review, the Nominating and Corporate Governance Committee made recommendations to the full Board and the Board made its Board member and committee member independence determinations based upon the Nominating and Corporate Governance Committee's recommendations and the supporting information.

        As a result of this review, the Board affirmatively determined that all of the members of the Board are Independent Directors except for Robert B. Toth, who is not an Independent Director because of his employment as Chief Executive Officer of the Company.

Criteria for Board Membership

        The Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in identifying and soliciting candidates with those qualifications.

        In addition, the Board has adopted a formal set of categorical Director Qualification Standards (which are set forth in Polypore's Corporate Governance Guidelines) that the Nominating and Corporate Governance Committee uses in its recruitment, review and recommendation to the Board of director nominees, and that the Board uses in its assessment and ultimate approval of director nominees recommended by the Nominating and Corporate Governance Committee. The Director Qualification Standards include the following:

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  Each director should bring to the Company a range of skill, experience, knowledge and judgment. It is not the duty of a director to represent a particular constituency, but to act in favor of the Company and its stockholders.

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  Directors should demonstrate competence in one or more of the following areas: accounting or finance, business or management experience or knowledge, industry knowledge or experience, crisis management or leadership and strategic planning. The Board as a whole should be competent in substantially all of these areas. Each member should be able to provide a useful perspective on significant risks and competitive advantages facing the Company.

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  Directors should be active. They should maintain an attitude of constructive skepticism and participate in corporate affairs by asking questions that require accurate, honest responses. They should thoroughly evaluate and respond to communications from management.

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  Directors must act with integrity and be committed to the Company, its business plans and long-term stockholder value.

        As part of the Nominating and Corporate Governance Committee's assessment of a prospective director nominee's skill, experience, knowledge and judgment, the Committee considers diversity of background and personal experience. In this context, diversity may encompass a number of different factors including a director nominee's educational and professional history, community or public service, expertise or knowledge base, race, ethnicity, gender, geographic residency and/or other tangible and intangible aspects in relation to the characteristics of current directors and other prospective director nominees. The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director nominees, and a nominee's background and personal experience, while important, does not necessarily outweigh other attributes or factors the Committee may consider. The Committee considers a director nominee's background and personal experience as a factor in its goal to create and maintain a Board that will meet the needs of the Company's various stakeholders.

        In addition, pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers whether or not the candidate can be considered by the Board as an Independent Director (see "Director Independence" above) and the number of other boards of public companies on which a candidate serves.

        See "Biographical Information of Our Directors and Executive Officers and Director and Director Nominee Qualifications" in the "ITEM 1—Election of Directors" section of this Proxy Statement for the particular experience, qualifications, attributes and skills that led the Board to conclude that each director and director nominee is qualified to serve as a Board member.

        The Nominating and Corporate Governance Committee considers candidates for the Board suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required under our Bylaws and described in this Proxy Statement under the heading "Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders." Stockholder nominees for the Board whose nominations comply with these procedures and who meet the criteria outlined above, in the Nominating and Corporate Governance Committee's Charter and in our Corporate Governance Guidelines, will be evaluated by the Nominating and Corporate Governance Committee in the same manner as the committee's nominees for the Board.

        The full text of our Director Qualification Standards can be found in Polypore's Corporate Governance Guidelines, which are published on our website at http://investor.polypore.net/governance.cfm.

Communications with Directors

        Stockholders and other interested parties may communicate with the Chairman of the Board and any other member of the Board, including non-management directors and the members of our Board committees, on Board-related issues by directing the communication to such members or committees c/o Company Secretary, Polypore International, Inc., 11430 North Community House Road, Suite 350, Charlotte, North Carolina 28277-1591.

        Relevant communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as:

  •
  Business solicitations or advertisements;

  •
  Junk mail and mass mailings;

  •
  New product suggestions;

  •
  Product complaints;

  •
  Product inquiries;

  •
  Resumes and other forms of job inquiries; and

  •
  Surveys.

        In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside director upon request.

Polypore Code of Business Conduct and Ethics

        Members of the Board and all of our employees, including our Chief Executive Officer and Chief Financial Officer, are required to abide by Polypore's Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Polypore's Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of the Code of Business Conduct and Ethics is published on our website at http://investor.polypore.net/governance.cfm. We will disclose any future amendments to, or waivers from, these ethical policies and standards for senior officers and directors on our website within four business days following the date of such amendment or waiver.

Board and Committee Membership

        Our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

        During 2010, the Board met seven times and had four committees. Those committees consisted of an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Executive Committee. Each of our incumbent directors attended at least 75% of the regularly scheduled and special meetings of the Board and meetings of the Board committees on which they served in 2010, except for Mr. Howley, who attended 66% of such meetings.

        The table below provides 2010-2011 membership and meeting information for each of the Board committees.

Name	Title	Audit		Compensation	Nominating and Corporate Governance	Executive Committee
Barr, David A.	Director				X
Cooney, Charles L.	Director	X
Dries, William*	Director	X			X
Flynn, Frederick C., Jr.*	Director	X	†
Graff, Michael	Chairman of the Board			X	X	X
Howley, W. Nicholas	Director			X
Kruse, Kevin	Director			X		X
Toth, Robert B.	Director, President and
	Chief Executive Officer					X
2010 Meetings	N/A	6		2	1	2

*
Audit Committee Financial Expert

†
Committee Chair

The Audit Committee

        Polypore has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act). The Audit Committee is governed by a Board-approved charter stating its responsibilities. Under its charter, the Audit Committee is responsible for reviewing the adequacy and effectiveness of internal controls over financial reporting with Polypore's independent registered public accounting firm, internal auditors and Company management. The committee reviews and consults with management, the internal auditors and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied. The committee is directly responsible for the compensation, retention and oversight of the Company's independent registered public accounting firm and evaluates the independent registered public accounting firm's qualifications, performance and independence. The committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

        The committee is also responsible for reviewing and discussing with management the Company's policies with respect to risk assessment and risk management and reviewing related person transactions. See "Risk Oversight" in the "Role and Composition of the Board of Directors and its Committees" section of this Proxy Statement. See also "RELATED PERSON TRANSACTIONS AND INDEMNIFICATION."

        The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company (See "Polypore Code of Business Conduct and Ethics" in the "Governance

Information" section of this Proxy Statement). Further detail about the role of the Audit Committee may be found in the section entitled "Audit Committee Report" later in this Proxy Statement.

        The Board has determined, based on the review and recommendation of the Nominating and Corporate Governance Committee, that Audit Committee members Messrs. Flynn and Dries are "audit committee financial experts" for purposes of the SEC's rules. The Board has also determined, based on the review and recommendation of the Nominating and Corporate Governance Committee, that each of the members of the Audit Committee (i) meets the heightened independence requirements of SEC Rule 10A-3 applicable to Audit Committee members, (ii) is "financially literate" in accordance with the listing standards of the NYSE, and (iii) is an Independent Director.

        A copy of the Audit Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

The Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is governed by a Board-approved charter stating its responsibilities. Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board. This includes developing criteria for Board membership and recommending and recruiting director candidates. The committee also considers possible conflicts of interest of Board members and senior officers and monitors the functions of the various committees of the Board.

        The Nominating and Corporate Governance Committee advises on the structure of Board meetings and recommends matters for consideration by the Board. The committee is directly responsible for overseeing the evaluation of the Board and its committees and reviewing the Director Qualification Standards. It also assists management by reviewing succession plans for elected corporate officers.

        A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

        The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an Independent Director.

The Compensation Committee

        The Compensation Committee is governed by a Board-approved charter stating its responsibilities. Under the terms of its charter, the Compensation Committee administers the Company's executive compensation program and reviews director compensation. The committee also oversees Polypore's compensation and benefit plans and policies, administers its stock plans (including a review of equity grants to officers) and reviews and approves annually all compensation decisions relating to executive officers, including those for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. The Compensation Committee also reviews and considers the Company's compensation policies and practices for all of its employees for the purpose of identifying any material risks.

        The Compensation Committee can delegate its authority under its charter to subcommittees of the Compensation Committee in its discretion, as long as the actions taken by such subcommittees are not inconsistent with the obligations and responsibilities of the Compensation Committee.

        In addition to reviewing executive officer compensation against that of their counterparts in the Company's peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executives reporting directly to him as well as other officers, and approves compensation for such officers. Management provides to the committee historical and prospective breakdowns of the total compensation components for each executive officer.

        The Board has determined that each of the members of the Compensation Committee is an Independent Director. In addition, each committee member is a "Non-Employee" director as defined in the Exchange Act, and is an "outside director" as defined in Section 162(m) of the Code.

        Polypore's corporate human resources department supports the Compensation Committee in its work. In addition, the committee has sole and absolute authority to engage the services of outside advisors, experts and others to assist the committee.

        A copy of the Compensation Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Graff, Kruse and Howley. Since the beginning of the Company's last fiscal year, none of the members of the Compensation Committee is or has been an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company's Compensation Committee or the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and certain of our officers and any persons who own more than ten percent of our common stock to file reports of holdings and transactions in Polypore common stock with the SEC. Such persons are required to furnish Polypore with copies of all such filings. Based solely on our review of copies of such reports furnished to us and written representations from our directors and our officers who are subject to Section 16(a) filing requirements, we believe that all Section 16(a) filing requirements were met in the 2010 fiscal year, except as noted below.

        Due to a ministerial error, Mr. Kruse inadvertently failed to timely file a Form 4 to report the August 18, 2010 acquisition of 187 shares of Polypore common stock. A Form 4 has been filed to report this transaction.

RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Review of Related Person Transactions

        The Board has adopted a written Transactions with Related Persons Policy (referred to as the Related Person Policy) that is administered by the Audit Committee. The Related Person Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved will or may reasonably be expected to exceed $120,000 in any calendar year and a "related person" as defined by the SEC has a direct or indirect material interest, referred to in the Related Person Policy as an "interested transaction."

        Interested transactions are to be submitted to the Audit Committee for approval, ratification or other action at its next meeting or, in those instances in which senior management determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the Audit Committee chair, provided the transaction involves less than $1,000,000 in the aggregate. The Audit Committee or its chair, as applicable, may approve, based on good faith consideration of all the relevant facts and circumstances, only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. The Related Person Policy also provides for standing approval for certain categories of transactions such as matters that are required to be disclosed to the SEC and transactions where all stockholders receive proportional benefits.

        The Related Person Policy provides that if advance approval of an interested transaction is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission.

Transactions with Related Persons

        Neither the Company nor any of its subsidiaries entered into any interested transactions since the beginning of the Company's last fiscal year, nor are there any currently proposed.

Indemnification

        We indemnify our directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Amended and Restated Certificate of Incorporation.

SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS
AND CERTAIN BENEFICIAL OWNERS

Officers and Directors

        The following table describes, as of March 24, 2011, the beneficial ownership of Polypore's common stock held by each member of the Board, our Chief Executive Officer and the other executive officers named in the Summary Compensation Table in the "Executive Compensation" section of this Proxy Statement (referred to as Named Executive Officers) and the members of the Board and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Amos, Lynn Chief Financial Officer, Treasurer and Secretary	105,726	(1)	*
Barr, David A. Director	6,127,133	(2)	13.3
Cooney, Charles L. Director	2,056		*
Dries, William Director	2,706		*
Flynn, Frederick C., Jr. Director	16,104		*
Graff, Michael Chairman of the Board	6,117,636	(2)(3)	13.3
Hauswald, Pierre President, Daramic Asia	45,173	(4)	*
Howley, W. Nicholas Director	33,089	(5)	*
Kruse, Kevin Director	404	(6)	*
Pulwer, Mitchell J. President, Energy Storage—Electronics	83,974	(7)	*
Sauer, Josef President, Separations Media	5,974	(8)	*
Toth, Robert B. President, Chief Executive Officer and Director	412,501	(9)	*
All Directors and Executive Officers (14 persons)	6,908,049		14.8

*
Percentages less than one percent are denoted by an asterisk.

(1)
Includes 93,726 shares of common stock subject to options, exercisable within 60 days of March 24, 2011.

(2)
Includes 6,107,257 shares of common stock owned collectively by Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. Messrs. Graff and Barr are general partners of Warburg Pincus & Co. and are managing directors and members of Warburg Pincus LLC. All shares indicated as owned by Messrs. Graff and Barr are included because of their affiliation with Warburg Pincus. Messrs. Graff and Barr disclaim beneficial ownership of all shares held by Warburg Pincus. See the "Certain Beneficial Owners" table below for a description of the beneficial ownership of Warburg Pincus in the Company.

(3)
Includes 1,616 shares of common stock held by certain trusts beneficially owned by Mr. Graff.

(4)
Consists of 41,487 shares of common stock subject to options, exercisable within 60 days of March 24, 2011.

(5)
Includes 14,300 shares of common stock held by Bratenahl Investments, LTD and 16,083 shares of common stock subject to options, exercisable within 60 days of March 24, 2011.

(6)
Includes 122 shares of common stock held by certain trusts beneficially owned by Mr. Kruse.

(7)
Consists of 83,974 shares of common stock subject to options, exercisable within 60 days of March 24, 2011.

(8)
Consists of 5,974 shares of common stock subject to options, exercisable within 60 days of March 24, 2011.

(9)
Includes 47,700 shares of common stock held by the Robert B. Toth Revocable Trust and 364,801 shares of common stock held by the Robert B. Toth Revocable Trust and subject to options, exercisable within 60 days of March 24, 2011.

Certain Beneficial Owners

        The following table describes, as of March 24, 2011, the persons known by us to be beneficial owners of more than five percent of Polypore's common stock. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address for the persons listed in the table is: c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, New York 10017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warburg Pincus Private Equity VIII, L.P.(1)	3,053,629	6.6
Warburg Pincus International Partners, L.P.(1)	3,053,628	6.6
Warburg Pincus Partners LLC(1)	6,107,257	13.3
Warburg Pincus & Co.(1)	6,107,257	13.3
Warburg Pincus LLC(1)	6,107,257	13.3
Charles R. Kaye(1)	6,107,257	13.3
Joseph P. Landy(1)	6,107,257	13.3
Fidelity Management &Research Company(2)	6,674,784	14.5
Fidelity Contrafund(2)	2,344,221	5.1
FMR LLC(2)	6,681,683	14.5
Edward C. Johnson III(2)	6,681,683	14.5

(1)
The sole general partner of Warburg Pincus Private Equity VIII, L.P. and of Warburg Pincus International Partners, L.P. is Warburg Pincus Partners LLC. Warburg Pincus & Co. is the managing member of Warburg Pincus Partners LLC. Warburg Pincus LLC manages Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. Charles R. Kaye

  and Joseph P. Landy are each Managing General Partners of Warburg Pincus and Co-Presidents and Managing Members of Warburg Pincus, LLC. Mr. Kaye and Mr. Landy may be deemed to control Warburg Pincus. Each of Warburg Pincus & Co., Warburg Pincus Partners LLC, Warburg Pincus LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the common stock except to the extent of any indirect pecuniary interest therein.

(2)
Fidelity Management & Research Company (referred to as Fidelity), a wholly-owned subsidiary of FMR LLC and a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the beneficial owner of 6,674,784 shares of Polypore common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, as amended. The ownership of one investment company, Fidelity Contrafund, amounted to 2,344,221 shares of Polypore common stock. FMR LLC, through its control of Fidelity and the funds, and Edward C. Johnson III, Chairman of FMR LLC, each has sole power to dispose of the 6,674,784 shares owned by the funds.

  In addition, Pyramis Global Advisors Trust Company, referred to as PGATC (900 Salem Street, Smithfield, Rhode Island, 02917), a bank as defined by the Exchange Act, is the beneficial owner of 199 shares of Polypore common stock as a result of its serving as investment manager of institutional accounts owning such shares. PGATC is an indirect, wholly owned subsidiary of FMR LLC. Mr. Johnson and FMR LLC, through their control of PGATC, each have sole dispositive power over such shares of Polypore common stock, but do not have sole power to vote or to direct the voting of such shares.

  FIL Limited, referred to as FIL (Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda), and various foreign-based subsidiaries, provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 6,700 shares of Polypore common stock. Mr. Johnson, as Chairman of the Board of FIL, and the Johnson family, through partnerships or trusts for their benefit, have a controlling interest in FIL. However, FMR LLC and FIL are separate and independent corporate entities and their boards of directors are generally composed of different individuals. Accordingly, FMR LLC and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) of the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the Polypore common stock held by the other corporation need not be aggregated for purposes of Section 13(d).

  Based on the Schedule 13G filed by FMR LLC on January 10, 2011. The address of Mr. Johnson, FMR LLC and its subsidiaries, unless otherwise specified above, is 82 Devonshire Street, Boston, Massachusetts 02109.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

Director Nominees

        Two current members of the Board, Michael Graff and W. Nicholas Howley (all of the members of Class I), are standing for re-election, to hold office until the Company's 2014 Annual Meeting of Stockholders. A plurality of votes cast is required for the election of directors. Each director nominee elected to the Board will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

        We expect each director nominee for election to the Board to be able to serve if elected. If any director nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute director nominees, unless the Board chooses to reduce the number of directors serving on the Board.

        The principal occupation and certain other information about the director nominees are set forth in the table below.

        If you are a stockholder of record, unless you indicate on the proxy card that your vote should be withheld from any or all of the director nominees, the Company will vote the proxy for each of the director nominees.

        The Board unanimously recommends a vote FOR the election of Messrs. Graff and Howley as members of the Board.

Stockholders Agreement

        On May 13, 2004, the Company entered into a Stockholders Agreement with Warburg Pincus (referred to as the Stockholders Agreement) pursuant to which David A. Barr, Michael Graff and Kevin Kruse were designated by Warburg Pincus to serve as its representatives on the Board. Warburg Pincus's right to designate members to the Board is based on its beneficial ownership in the Company. Since the designation of Messrs. Barr, Graff and Kruse, Warburg Pincus's beneficial ownership has decreased to 13.3% of the Company's common stock, which currently affords it the right to designate two members to the Board. Accordingly, upon the termination of the term of, or upon the earlier death, resignation or retirement of one of Messrs. Barr, Graff and Kruse there will only be two Warburg Pincus designees on the Board (assuming Warburg Pincus's beneficial ownership remains at 13.3%). See the table in the "Securities Ownership of Officers and Directors and Certain Beneficial Owners—Certain Beneficial Owners" section of this Proxy Statement for more information regarding Warburg Pincus.

Biographical Information of Our Directors and Executive Officers and Director and Director Nominee Qualifications

        Certain biographical information about the current members of the Board and members of senior management is set out below. Also described below are the particular experiences, qualifications, attributes or skills that led the Board to conclude that the current members of the Board, including nominees for election to the Board at the 2011 Annual Meeting, are qualified to serve as Board members.

Nominees for Election to the Board of Directors at the 2011 Annual Meeting

        Michael Graff, Chairman of the Board, Class I.    Mr. Graff, 59, became Chairman of the Board in 2004 pursuant to the Stockholders Agreement. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since October 2003 and served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Before working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, a transportation equipment manufacturer, first as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London and Pittsburgh offices. Mr. Graff is a director of TransDigm Group Inc. (referred to as TransDigm), a producer of aircraft components, and Builders FirstSource, Inc., a building products manufacturer. Mr. Graff received an A.B. degree in economics from Harvard College and an M.S. degree in Management from M.I.T. Mr. Graff's extensive experience with companies in the transportation and industrial sectors and as a member of various public company boards, among other attributes, led the Board to conclude that he should again be nominated as a director. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Graff to the Board.

        W. Nicholas Howley, Director, Class I.    Mr. Howley, 59, has been a member of the Board since January 31, 2007. Mr. Howley currently serves as the Chairman of the Board of Directors and Chief Executive Officer of TransDigm. Mr. Howley has served as Chief Executive Officer of TransDigm since December 2001 and has served in various roles with TransDigm since TransDigm's inception in September 1993. Mr. Howley is also a director of Satair A/S, a Danish public company. Mr. Howley received a B.S. degree in engineering from Drexel University and an M.B.A. from Harvard University. Mr. Howley's extensive experience in senior management and operations at TransDigm, a public technology company, as well as extensive mergers and acquisitions and financing experience, among other attributes, led the Board to conclude that he should again be nominated as a director.

Current Members of the Board of Directors
Not Standing for Re-Election at the 2011 Annual Meeting

        William Dries, Director, Class II.    Mr. Dries, 59, became a director on September 26, 2007. Mr. Dries is currently Senior Vice President and Chief Financial Officer of EnPro Industries. Before assuming his current role at EnPro in June 2002, Mr. Dries was affiliated with EnPro and Goodrich Corporation, the former parent company of EnPro, from September 2001. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries, where he was Senior Vice President and Chief Financial Officer, having previously served as Manager of Accounting and Senior Vice President of Finance and Controller. A certified public accountant, Mr. Dries was an audit principal for Ernst & Young in New York for 11 years before joining United Dominion. Mr. Dries received his B.S. degree in Business Administration and an M.B.A. from Rutgers University. Mr. Dries's financial acumen and extensive experience working with companies in the industrial sector, among other attributes, led the Board to conclude that he is qualified to serve as a Board member.

        Frederick C. Flynn, Jr., Director, Class II.    Mr. Flynn, 60, joined the Board and became chair of the Audit Committee as of June 27, 2007. Mr. Flynn is currently the Director of Administration for the City of Stamford, Connecticut. Prior to that, Mr. Flynn was the Executive Vice President—Finance and Administration and Chief Financial Officer of Kionix, Inc. from November 2007 through 2008. From January 1999 through September 2005, Mr. Flynn was a director and served as Senior Vice President—Finance & Administration and Chief Financial Officer of CUNO, Inc., a filtration equipment manufacturer. From January 1997 through 1998, Mr. Flynn served as Senior Vice President—Finance and Chief Financial Officer of GE Capital Information Technology Solutions, a computer systems distributor and service provider. In 1996 he was Senior Vice President—Finance of National Medical Care, Inc., a healthcare services provider, and from 1979 to 1995 he was with United Technologies Corporation, a global diversified industrial corporation, the last six years as Vice President—Treasurer. Mr. Flynn was a director and chair of the audit committee of ATMI, Inc., a supplier of materials to microelectric products manufacturers, from December 2005 until May 2010. Mr. Flynn holds a B.S. degree in Economics from Boston College and an M.B.A. from the University of Connecticut. Mr. Flynn's financial acumen and extensive experience with technology companies and in government, among other attributes, led the Board to conclude that he is qualified to serve as a Board member.

        Kevin J. Kruse, Director, Class II.    Mr. Kruse, 41, became a director in 2004 pursuant to the Stockholders Agreement. Mr. Kruse was a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. from January 2006 through December 2010 and was previously a Vice President of Warburg Pincus LLC beginning in January 2003 and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc., an investment company, where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Builders FirstSource, Inc., was a director of Brandywine Assisted Living, LLC from 2009 until 2010, was a director of Wellman, Inc. from November 2005 until February 2009 and was a director of TransDigm Group, Inc. from 2003 until 2008. Mr. Kruse received an A.B. degree in Government from Dartmouth College. Mr. Kruse's extensive experience with companies in the chemical and industrial sectors and as a member of various public company boards, among other attributes, led the Board to conclude that he is qualified to serve as a Board member. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore, and, although Mr. Kruse is currently a private investor and is no longer affiliated with Warburg Pincus, Mr. Kruse was recommended for his current term on the Board by affiliates of Warburg Pincus when he was a Vice President of Warburg Pincus LLC. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Kruse to the Board.

        David A. Barr, Director, Class III.    Mr. Barr, 47, became a director in 2004 pursuant to the Stockholders Agreement. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr was a managing director at Butler Capital, an investment company, where he focused on industrial and consumer leveraged buyout transactions for more than ten years. Mr. Barr is a director of TransDigm, Builders FirstSource, Inc., Scotsman Industries and Neiman Marcus Group, Inc. He holds a B.A. degree in Economics from Wesleyan University and an M.B.A. from Harvard Business School. Mr. Barr's extensive experience with companies in the consumer, industrial and manufacturing sector and as a member of various public company boards, among other attributes, led the Board to conclude that he is qualified to serve as a Board member. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Barr to the Board.

        Charles L. Cooney, Director, Class III.    Professor Cooney, 66, has been the Robert T. Haslam Professor of Chemical and Biochemical Engineering in the Department of Chemical Engineering at the Massachusetts Institute of Technology (MIT) since 2007. He has been with MIT since 1970 and is the founding Faculty Director of the Deshpande Center for Technological Innovation. Professor Cooney has won several prestigious awards including the 1989 Gold Medal of the Institute of Biotechnological Studies (London) and has published over 20 patents. Professor Cooney served on the board and was an audit committee member of CUNO Incorporated from 1996 until 2005. He currently serves as a consultant to a number of biotech and pharmaceutical companies and sits on the Boards of Directors of Genzyme Corporation, LS9 Inc. and Biocon, Ltd. (India). Professor Cooney's extensive experience in the biotech field, in both the educational and business spheres, his expertise in chemical engineering and his financial acumen, among other attributes, led the Board to conclude that he is qualified to serve as a Board member.

        Robert B. Toth, President, Chief Executive Officer and Director, Class III.    Mr. Toth, 50, became our President, Chief Executive Officer and a director on July 6, 2005. Mr. Toth previously was Chief Executive Officer and President of CP Kelco ApS, a leading global manufacturer of hydrocolloids, with more than 2,000 customers in over 100 countries and facilities in North America, Europe, Asia and Latin America. Prior to joining CP Kelco in June of 2001, he spent 19 years at Monsanto and Solutia Inc. in roles of increasing responsibility, most recently as Vice President and General Manager of the Resins and Additives division of Solutia. Mr. Toth earned a B.S. degree in Industrial Management from Purdue University, and an M.B.A. from the John M. Olin School of Business at Washington University in St. Louis, Missouri. Mr. Toth's extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations of the Company, among other attributes, led the Board to conclude that he is qualified to serve as a Board member.

Executive Officers

        Robert B. Toth, President, Chief Executive Officer and Director.    See above in "Current Members of the Board of Directors Not Standing for Re-Election" for Mr. Toth's biographical information.

        Lynn K. Amos, Chief Financial Officer, Treasurer and Secretary.    Mr. Amos, 45, has served as our Chief Financial Officer since February 2002. Prior to his current role, Mr. Amos served as Director of Corporate Development and Corporate Controller at The InterTech Group, a private holding company for a diverse group of businesses. In these roles, Mr. Amos was directly involved in our financial and acquisition activities. Prior to joining The InterTech Group, Mr. Amos worked in a variety of financial roles at Umbro International, Reeves Industries, Inc. and Price Waterhouse. Mr. Amos holds a B.S. degree from Western Carolina University and is a Certified Public Accountant.

        Josef Sauer, President, Separations Media.    Mr. Sauer, 59, has served as Vice President and General Manager, Separations Media since June 1, 2006, with a title change to President, Separations Media on April 1, 2011. From July 2005 until joining Polypore, Mr. Sauer served as Business Director, Liquid Coating Resins & Additives (Europe, Middle East and Asia) for Cytec Surface Specialties based in Brussels, Belgium. From June 2003 to July 2005, Mr. Sauer served as Global Manager, Liquid Coating Resins for Surface Specialties UCB SA and from February 2003 to June 2003, he served as Business Director, Technical Products for Surface Specialties Germany GmbH & Co KG of the UCB-Group. From July 2002 to February 2003, Mr. Sauer served as Business Director, Technical Products for Solutia Inc. and from January 2000 to July 2002, he served as Commercial Director and Director, Marketing Technical Service (Europe, Middle East and Africa), Resins and Additives for Solutia Inc. In addition to an undergraduate degree in Organic Chemistry, Mr. Sauer holds a Ph.D. in Organic Chemistry from University Dortmund, Dortmund, Germany.

        Mitchell J. Pulwer, President, Energy Storage—Electronics.    Mr. Pulwer, 57, has served as Vice President and General Manager, Energy Storage—Electronics since April 17, 2006, with a title change to President, Energy Storage—Electronics on April 1, 2011. Mr. Pulwer previously served as Vice President and General Manager at Solutia, Inc., from 2004 to 2006, where he led steady growth of the company's $600 million interlayer film division. Before that, he held roles of increasing responsibility in marketing, sales and business development in Solutia's Saflex business, from 1997 to 2004. In addition to an undergraduate degree in Chemistry, Mr. Pulwer has an M.B.A. from Washington University, St. Louis, Missouri, a Ph.D. in Organic Chemistry from the State University of New York-Buffalo and a Postdoctoral Fellowship at Yale University, New Haven, Connecticut. He holds 16 patents and has been published in 14 technical publications.

        Pierre A. Hauswald, President, Daramic Asia.    Mr. Hauswald, 57, was named President, Daramic Asia on April 1, 2011. Since joining Polypore in 1981, he has held several management positions of increasing responsibility, which included Quality Control Manager, Site Manager, Worldwide

Manufacturing Manager, Vice President of Manufacturing and Engineering and, most recently, Vice President & General Manager of Energy Storage—Transportation and Industrial since June 2004. Mr. Hauswald graduated from the Institut National des Sciences Appliques in Lyon as a Diplomed Engineer in Chemistry and Macro-molecules.

        Phillip E. Bryson, President, Energy Storage—Transportation and Industrial.    Mr. Bryson, 41, was named President, Energy Storage—Transportation and Industrial on April 1, 2011. Prior to his current role, Mr. Bryson served as Vice President, Strategic Planning and General Counsel since March 2010 and as General Counsel since July 2004. Before joining the Company, Mr. Bryson served as General Counsel and Corporate Secretary for Polymer Group, Inc., a global manufacturer of non-woven fabrics, from March 2003 until July 2004. He previously served as Deputy General Counsel at the InterTech Group where he focused on merger and acquisition activity. Mr. Bryson earned his B.S. degree in Finance and Business Economics from the University of South Carolina, and his J.D. from Columbia University in New York.

        John J. O'Malley, Senior Vice President, Human Resources.    Mr. O'Malley, 55, has served as Senior Vice President, Human Resources since August 2005. Mr. O'Malley previously served as Senior Vice President—Human Resources for Southfield, Michigan-based GST AutoLeather, from 2003 to 2005, for which he directed all human resources activities. Before that, he held positions with increasing responsibility in human resources at several companies, including Certainteed Corporation, Formica Corporation, Clopay Corporation and Solutia Inc. Mr. O'Malley has a B.A. degree in Psychology from Lafayette College in Easton, Pennsylvania, and is a graduate of the University of Michigan Senior Executive Human Resources Program.

ITEM 2—Approval of the Amended and Restated Polypore International, Inc.
2007 Stock Incentive Plan

        On March 30, 2011, the Board approved an amendment and restatement of the Polypore International, Inc. 2007 Stock Incentive Plan (referred to as the 2007 Stock Incentive Plan) to be effective May 12, 2011, subject to the requisite approval of the Company's stockholders. The amendment and restatement of the 2007 Stock Incentive Plan includes the following changes:

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  Increases the number of shares of the Company's common stock authorized for issuance under the 2007 Stock Incentive Plan from 1,751,963 to 4,751,963, reflecting an increase of 3,000,000 shares;

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  Amends the share counting provisions of the 2007 Stock Incentive Plan so that shares withheld or surrendered in payment of the exercise price of an award or taxes relating to an award cannot be reused under the 2007 Stock Incentive Plan;

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  Amends the limit on the maximum number of shares that may be subject to stock options and stock appreciation rights granted to any individual under the 2007 Stock Incentive Plan during a calendar year, adds a limit on the maximum number of shares that may be subject to restricted stock and other stock awards granted to any individual under the 2007 Stock Incentive Plan during a calendar year, and includes a limit on the amount of any cash payment to any individual during a calendar year pursuant to a cash-based performance award under the 2007 Stock Incentive Plan;

  •
  Includes provisions to allow the grant of different types of awards intended to qualify as performance-based compensation under Section 162(m) of the Code;

  •
  Provides that stock options generally must have an exercise price no less than fair market value of the underlying shares on the grant date;

  •
  Establishes general minimum vesting periods for awards to employees, and limits the number of shares that may be covered by awards that do not satisfy the minimum vesting periods to a maximum of 10% of the shares of the Company's common stock authorized for issuance under the 2007 Stock Incentive Plan;

  •
  Adds provisions regarding forfeiture and clawback events;

  •
  Prohibits decreasing the exercise price of stock options, or canceling stock options in exchange for cash or another award with an exercise price below the original exercise price, without stockholder approval (except in the case of certain corporate events); and

  •
  Supplements the provisions regarding Section 409A of the Code.

        The proposed increase in shares of the Company's common stock that can be issued under the 2007 Stock Incentive Plan is intended to allow the Company to continue to offer equity-based incentive compensation to attract, retain, motivate and reward key employees, officers, directors and consultants as well as align their interests with those of the Company's stockholders. As of March 24, 2011 and without considering the proposed 3,000,000 increase in shares, approximately 1,587,574 shares of common stock authorized for issuance under the 2007 Stock Incentive Plan are subject to currently outstanding awards and 888 shares of common stock are available for future awards under the 2007 Stock Incentive Plan.

        The 2007 Stock Incentive Plan also provides that to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. If the amended and restated 2007 Stock Incentive Plan is approved, shares withheld or surrendered in payment of the exercise price of an award or taxes relating to an award will not be available for future awards under the 2007 Stock Incentive Plan.

        The amendment and restatement of the 2007 Stock Incentive Plan also is intended to allow the Company to grant restricted stock and other types of awards that qualify as "performance-based compensation" under Section 162(m) of the Code. Section 162(m) of the Code generally limits the Company's annual federal income tax deduction for compensation paid to certain executive officers to $1 million with respect to each such officer. However, compensation that qualifies as "performance-based compensation" under Section 162(m) is not subject to this deduction limit. Compensation qualifies as performance-based only if it satisfies certain requirements, including that the material terms of the plan and the performance goals pursuant to which the awards will be paid are disclosed to and approved by the stockholders. Stockholder approval also is being sought to preserve the Company's ability to grant stock options under the 2007 Stock Incentive Plan that qualify as "performance-based compensation" under Section 162(m) of the Code. Therefore, stockholder approval of the amended and restated 2007 Stock Incentive Plan in its entirety, including the provisions regarding performance-based awards, is being sought.

        The following is a summary of the amended and restated 2007 Stock Incentive Plan submitted for stockholder approval. The summary describes the significant features of the 2007 Stock Incentive Plan, but it is qualified by reference to the full text of the amended and restated 2007 Stock Incentive Plan, which is included in this Proxy Statement as Appendix A.

Administration

        Our Compensation Committee administers our 2007 Stock Incentive Plan and is authorized to determine who will receive awards, as well as the form of awards, the number of shares subject to awards, the vesting and performance requirements related to awards and other terms and conditions relating to such awards, each in accordance with the terms of the 2007 Stock Incentive Plan. The Compensation Committee also is authorized to interpret the 2007 Stock Incentive Plan and award agreements, to establish, amend and rescind rules and regulations relating to the 2007 Stock Incentive Plan and to make any other determinations that it deems necessary or desirable for its administration. To the extent permitted by applicable law, the Compensation Committee may delegate administrative and other responsibilities regarding the 2007 Stock Incentive Plan to officers, employees or committees, and to appoint agents to assist it in administering the 2007 Stock Incentive Plan. Any action of the Compensation Committee will be final, conclusive and binding on all persons, including participants and their beneficiaries. For purposes of awards to non-employee directors, the Board of Directors performs the functions of the Compensation Committee.

Eligibility

        Awards under the 2007 Stock Incentive Plan may be granted to employees of the Company and its affiliates (including employees who also are directors of the Company or its affiliates and, subject to certain restrictions, prospective employees), non-employee directors of the Company and its affiliates, and other individuals who provide substantial services to the Company and its affiliates. The number of individuals eligible to participate in the 2007 Stock Incentive Plan varies and, in light of the Compensation Committee's discretion, the actual number of individuals who will be granted an award in the future cannot be determined. As of March 24, 2011, there were approximately 51 individuals who hold outstanding awards under the 2007 Stock Incentive Plan. As of March 24, 2011, the Company and its affiliates have approximately 2,200 employees, seven non-employee directors and no other service providers.

Shares Subject to the Stock Incentive Plan and Award Limits

        If the stockholders approve the amended and restated 2007 Stock Incentive Plan, the number of shares of the Company's common stock reserved for issuance under the 2007 Stock Incentive Plan will increase from 1,751,963 to 4,751,963, subject to adjustment as described below. For the purpose of determining the remaining shares of common stock available for grant under our 2007 Stock Incentive Plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. As amended and restated, the 2007 Stock Incentive Plan provides that shares withheld or surrendered in payment of the exercise price of an award or taxes relating to an award will not be available for future awards under the 2007 Stock Incentive Plan.

        As amended and restated, the 2007 Stock Incentive Plan provides that, during any calendar year, no individual may be granted options (and stock appreciation rights to the extent granted) covering more than 1,000,000 shares of common stock under the 2007 Stock Incentive Plan. As amended and restated, the 2007 Stock Incentive Plan also provides that no individual may be granted other types of awards (whether such awards may be settled in shares of common stock and/or cash) consisting of or covering more than 1,000,000 shares of common stock during any calendar year. Subject to these limitations, the Compensation Committee has the authority to determine in its discretion the number of shares subject to an award. In addition, the amended and restated 2007 Stock Incentive Plan provides that the maximum cash payment that may be made during a calendar year to an individual pursuant to any cash-based performance award is $3,000,000.

        The number of shares of common stock reserved for issuance under the 2007 Stock Incentive Plan, the number of shares of common stock covered by outstanding awards and the price per share of common stock covered by outstanding awards will be equitably and proportionally adjusted or substituted, as determined by the Compensation Committee, as to the number of shares, the price per share or other consideration subject to such awards:

  •
  In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization;

  •
  In connection with any extraordinary dividend declared and paid in respect of shares of common stock, whether payable in the form of cash, stock or any other form of consideration; or

  •
  In the event of any change in applicable laws or any change in circumstances that results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, holders of awards under the 2007 Stock Incentive Plan.

Vesting Requirements

        The Committee determines the time(s) at which an award will vest, become exercisable or the restrictions thereon lapse and the terms on which an award requiring exercise will become and remain exercisable. However, as amended and restated, the 2007 Stock Incentive Plan includes minimum vesting periods that generally apply to awards. For awards to employees that vest (or for which the restrictions lapse, as applicable) based on the passage of time or otherwise without being subject to attainment of one or more performance goals, the period over which the award vests (or the restrictions lapse, as applicable) generally may not be less than three years from the grant date. For awards to employees that are contingent on the achievement of one or more performance goals (including performance awards), the award generally may not vest (or the restrictions may not lapse) in less than one year. In addition, the Compensation Committee may provide at or following the grant date of an award for accelerated vesting (or lapse of restrictions) in connection with death, disability

(as defined in the 2007 Stock Incentive Plan), a change in control (as defined in the 2007 Stock Incentive Plan) or changes in applicable laws, or, subject to the minimum vesting periods above, at any other time. However, up to a maximum of 10% of the aggregate shares of the Company's common stock authorized for issuance under the 2007 Stock Incentive Plan may be subject to awards that do not satisfy these minimum vesting periods and/or that provide for acceleration in other circumstances.

Stock Options

        Stock options granted under the 2007 Stock Incentive Plan are nonstatutory stock options that give the recipient an opportunity to purchase shares of the Company's common stock at a designated exercise price. Options will have an exercise price determined by the Compensation Committee at the time of grant, but the exercise price per share generally may not be less than the fair market value per share of the Company's common stock on the grant date. The term "fair market value" is defined as the closing price of our stock as of the determination date on the principal national securities exchange on which our stock is listed and traded on such date (or if our stock is not listed on an exchange, fair market value is determined by our Board of Directors in good faith).

        The Compensation Committee establishes the time period within which options can be exercised, but options granted under our 2007 Stock Incentive Plan will expire no later than ten years from the grant date. Options may expire before the end of the option period if the option holder's service with the Company or affiliate terminates. The Compensation Committee also establishes the terms and conditions upon which options vest and become exercisable, and, subject to the vesting rules described above, the Compensation Committee can determine a vesting schedule that makes options become exercisable in installments over a certain time period or based on the occurrence of certain events such as the achievement of performance conditions. Unless otherwise determined by the Compensation Committee, the vesting of an option will occur only while the option holder is employed or rendering services to the Company or an affiliate.

        The exercise price of an option generally may be paid in cash, by delivery of a notice of "net exercise" to the Company (pursuant to which the option holder will receive the number of shares of common stock underlying the options so exercised reduced by the number of shares of common stock equal to the aggregate exercise price of the options divided by the fair market value on the date of exercise), by delivery of shares of common stock having a value equal to the exercise price, or by other means approved by the Compensation Committee. The option holder also must pay or make provision for all applicable withholding taxes.

        Except as otherwise provided by the Compensation Committee, the following rules apply if an option holder's service with the Company and its affiliates terminates. If an option holder's service terminates for any reason other than cause, disability or death, the option holder generally may exercise his or her stock options that were already vested as of termination within the 90-day period following such termination. If the option holder's service terminates due to his or her death or disability, stock options that were already vested as of termination may be exercised during the one-year period following termination. In each such case, unvested options expire as of the date of termination. If the option holder is terminated for cause, all of the option holder's stock options (whether or not vested) will immediately expire and no longer can be exercised. In no event can an option be exercised after the expiration of its term (i.e., the option period fixed by the Compensation Committee).

        Except as provided in the option agreement or otherwise determined by the Compensation Committee, options may not be transferred other than by will or the laws of descent and distribution, and options generally may be exercised during the lifetime of the option holder only by the option holder.

Restricted Stock

        The 2007 Stock Incentive Plan also permits the Compensation Committee to grant shares of restricted stock, which generally refers to shares of our common stock that are subject to vesting conditions or other lapsing repurchase rights upon a recipient's termination of service. Such conditions and/or rights are determined by the Compensation Committee, subject to the vesting requirements in the amended and restated 2007 Stock Incentive Plan as described above.

        Recipients of restricted stock awards generally have the rights and privileges of a stockholder as to such restricted stock, including the right to vote. However, unless otherwise set forth in the restricted stock agreement, dividends paid on restricted stock, if any, will be withheld by the Company for the recipient's account, and will be subject to forfeiture to the same degree as the associated shares of restricted stock.

        Unless otherwise determined by the Compensation Committee, if the recipient's service with the Company and its affiliates ends, all vesting with respect to the restricted stock ceases, and the Company will repurchase any unvested shares of restricted stock at a purchase price equal to the original purchase price paid for the restricted stock, or if the original purchase price is equal to $0, such unvested shares of restricted stock will be forfeited to the Company for no consideration as of the date of such termination.

Other Stock-Based Awards

        The Compensation Committee may grant other types of stock-based awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise related to shares of common stock. The amended and restated 2007 Stock Incentive Plan provides that, subject to the vesting requirements previously described, the Compensation Committee may establish the terms and conditions of such awards as it determines to be appropriate.

Performance Awards

        As amended and restated, the 2007 Stock Incentive Plan allows the Compensation Committee to grant restricted stock or another stock-based award as a performance award intended to qualify as performance-based compensation under Section 162(m) of the Code. Compensation qualifies as performance-based only if it satisfies certain requirements, including that the material terms of the plan and the performance criteria pursuant to which the awards will be paid are disclosed to and approved by the stockholders. Accordingly, the Board of Directors is seeking stockholder approval of the amended and restated 2007 Stock Incentive Plan to satisfy the requirements of Section 162(m) of the Code.

        For performance awards, the Compensation Committee will establish in writing the performance goals upon which the performance award is contingent, the period over which such goals will be measured and any other applicable conditions. These terms must be established within 90 days after the beginning of the applicable performance period (or, if earlier, by the date on which 25% of the period has been completed).

        The performance goals established by the Compensation Committee must be objectively determinable. The amended and restated 2007 Stock Incentive Plan provides that the Compensation Committee may establish performance goals in its discretion based on one or more of the following:

  •
  Stock price;

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  Market share;

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  Earnings per share (basic or diluted);

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  Net income;

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  Pre-tax operating income;

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  Earnings (including after-tax earnings or earnings before or after any one or more of interest, taxes, depreciation, and amortization);

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  Profits (including gross or net profits, after-tax profits or pre-tax profits);

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  Revenues;

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  Financial return ratios;

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  Total stockholder return;

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  Enterprise value;

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  Cash flow measures (including operating cash flow, free cash flow, and cash flow return on investment);

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  Cash position;

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  Return on equity;

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  Return on investment;

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  Return on assets (gross or net);

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  Return on capital;

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  Sales;

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  Expense measures (including levels of operating expense and expense reduction levels);

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  Debt levels (including borrowing capacity);

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  Debt to equity ratio;

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  Debt to capitalization ratio;

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  Consummation of debt offerings;

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  Reduction of debt;

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  Debt rating;

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  Consummation of equity offerings;

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  Contractual compliance (including obtaining waivers of non-compliance or amendments of contractual covenants);

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  Measures of customer satisfaction;

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  Growth in assets, sales, or market share;

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  Gross or operating margins; or

  •
  Strategic business objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

        Performance goals may be based on the performance of the Company and/or its affiliates, based on one or more affiliates, divisions, business units or subsidiaries, or based on any combination of the foregoing. Performance goals also may be expressed by reference to an individual's performance relating to any of the criteria. The Compensation Committee may adjust or modify performance goals for a performance period if the Company is involved in a merger, acquisition or divestiture transaction that has any material effect on the performance goals established at the time of grant only to the extent such adjustment or modification would not affect the status of any award intended to qualify as performance-based compensation under Section 162(m) of the Code.

        The amended and restated 2007 Stock Incentive Plan provides that performance goals may be expressed in such objective form as the Compensation Committee determines, including either in absolute or relative terms (including, but not by way of limitation, by comparison to a pre-established target, to previous years or to other companies or other external measures, including peer companies or an index), in percentages, or in terms of growth over time. Performance goals do not have to be based upon an increase or positive result under one of the above criteria and could include, for example, maintaining the status quo or the limitation of economic losses (measured in such case by reference to the specific criteria). As amended and restated, the 2007 Stock Incentive Plan permits the Compensation Committee to specify when it establishes the performance goals that such goals will be determined either before or after taxes and adjusted to exclude items such as:

  •
  Asset write-downs or impairment charges;

  •
  The effect of unusual or extraordinary charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, discontinued operations, reductions in force, refinancing/restructuring of short term and/or long term debt, or other extraordinary non-recurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year or quarterly report for the applicable quarter;

  •
  The effect of currency fluctuations or foreign exchange rates;

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  Litigation or claim expenses, judgments or settlements; or

  •
  Changes in accounting principles or tax laws or other laws or provisions affecting reported results.

        The Compensation Committee also can establish subjective performance goals, but the subjective performance goals may be used only to reduce, and not increase, an award.

        As noted previously, no individual may be granted restricted stock or other stock awards with respect to an aggregate of more than 1,000,000 shares of common stock during any calendar year. In addition, the maximum cash payment that may be made during a calendar year to a participant pursuant to a cash-based performance award is $3,000,000.

        Following completion of the applicable performance period, the Compensation Committee will certify in writing the extent to which the performance goals have been reached. Notwithstanding satisfaction of any performance goals, the Compensation Committee may, in its discretion, reduce the number of shares or amount paid under a performance award based on such criteria as it determines, including but not limited to individual merit. The Compensation Committee cannot waive the performance goal requirements for a covered executive officer except to the extent any such waiver would comply with the rules for "performance-based compensation" under Section 162(m) of the Code.

        The Compensation Committee may, in its discretion, grant awards to covered officers that are not intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

Forfeiture and Clawback Events

        As amended and restated, the 2007 Stock Incentive Plan provides that, in addition to forfeitures due to vesting schedules or termination of employment, the Compensation Committee may specify in an award agreement that a participant's rights, payments and benefits with respect to an award (including but not limited to gains recognized upon the exercise of a stock option) will be subject to reduction, forfeiture, recoupment or clawback by the Company upon the occurrence of certain events, including but not limited to termination of service for cause, breach of confidentiality or other restrictive covenants that apply to the participant, engaging in competition against the Company or other conduct or activity by the participant that is detrimental to the business or reputation of the Company. As amended and restated, the 2007 Stock Incentive Plan provides that all awards granted under the 2007 Stock Incentive Plan also are subject to the terms and conditions of any policy regarding clawbacks, forfeitures or recoupments adopted by the Company.

Change in Control

        As noted above, the Compensation Committee has the authority to accelerate vesting of awards or remove restrictions on awards in connection with a change in control (as defined in the 2007 Stock Incentive Plan). In addition, upon a "corporate event," the Compensation Committee may, in its sole discretion, cancel any or all vested and/or unvested awards as of the consummation of the corporate event, and pay the holders of such cancelled awards the amount of the per share consideration being paid for common stock in connection with the corporate event, less, in the case of options and other awards subject to exercise, the applicable exercise price. These payments may be made in cash or, at the discretion of the Compensation Committee, in another form of consideration that the holder would have received upon the occurrence of the corporate event if he or she had held the shares of common stock covered by the award. "Corporate event" means:

  •
  A merger or consolidation involving the Company in which the Company is not the surviving corporation;

  •
  A merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash;

  •
  A change in control (as defined in the 2007 Stock Incentive Plan); or

  •
  The reorganization or liquidation of the Company.

Amendment or Termination

        The Board of Directors may amend the 2007 Stock Incentive Plan at any time, provided that such action shall be subject to stockholder approval to the extent that stockholder approval is necessary to satisfy applicable requirements of the Code (including, but not limited to Section 162(m) thereof), the requirements of any securities exchange or quotation systems on which the Company's common stock may be listed or quoted or any other applicable law or regulation. The Board of Directors also may suspend or terminate the 2007 Stock Incentive Plan at any time. Unless terminated earlier, the 2007 Stock Incentive Plan will terminate on June 22, 2017, which is the day before the 10th anniversary of the Plan's original adoption by the Board of Directors.

        The Board of Directors or the Compensation Committee also may amend the terms of an outstanding award at any time, provided that no amendment can impair the participant's rights under an award unless the participant consents in writing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without stockholder approval.

Stock Incentive Plan Benefits

        For additional details concerning awards granted to executive officers and directors under the 2007 Stock Incentive Plan during the fiscal year ended January 1, 2011, see "Summary Compensation Table," "2010 Grants of Plan Based Awards Table," "Outstanding Equity Awards at 2010 Fiscal Year-End," "2010 Option Exercises and Stock Vested" and "2010 Director Compensation Table." Since awards under the 2007 Stock Incentive Plan generally are made at the discretion of the Compensation Committee (with the exception of annual grants of restricted stock to our non-employee directors—see "Non-Employee Director Compensation"), future awards that may be received by any executive officers or others pursuant to the 2007 Stock Incentive Plan are not presently determinable.

        The following table shows the total number of shares of common stock covered by options and other awards that have been granted to various individuals and groups currently employed by or associated with the Company under the 2007 Stock Incentive Plan since its adoption through March 24, 2011:

Name and Position	Stock Options (Number of Shares)	Restricted Stock (Number of Shares)
Robert B. Toth	550,000	0
President, Chief Executive Officer and Director
Lynn Amos	100,000	0
Chief Financial Officer, Treasurer and Secretary
Josef Sauer	130,000	0
President, Separations Media
Mitchell J. Pulwer	130,000	0
President, Energy Storage—Electronics
Pierre Hauswald	100,000	0
President, Daramic Asia
All current executive officers as a group	1,150,000	0
All current directors who are not executive officers as a group	0	10,072
Michael Graff	0	0
Nominee for Director
W. Nicholas Howley	0	2,706
Nominee for Director
Each associate of any such directors, executive officers or nominees	0	0
Each other person who received or is to receive 5% of such awards	0	0
All current employees (including all current officers who are not executive officers) as a group	556,000	0

Market Value of Common Stock

        The closing price of a share of the Company's common stock on the New York Stock Exchange on March 24, 2011 was $52.75.

Federal Income Tax Consequences

        The following is a brief summary of the federal income tax consequences that generally apply with respect to awards that may be granted under the 2007 Stock Incentive Plan. This summary is not intended to be a complete discussion of the federal tax treatment of participation in the Plan and does not describe a number of special tax rules, including any foreign, state or local tax consequences, wage withholding requirements or various other rules that could apply to a particular individual or to the Company and its affiliates under certain circumstances. This summary is not intended or written to be used (and cannot be used by any taxpayer) to avoid penalties that may be imposed on a taxpayer. The federal tax information described below is based on laws and regulations currently in effect, and there is no assurance that the laws and regulations will not change and affect the tax information discussed in this section. Because tax results may vary due to individual circumstances, award recipients are urged to consult their independent tax advisors with respect to the tax consequences of the grant, vesting and exercise of awards and the sale of common stock received in connection with an award.

Nonstatutory Stock Options

        The grant of nonstatutory stock options generally has no federal income tax consequences to the Company or the option holder. Upon the exercise of a nonstatutory stock option, the option holder will recognize ordinary income equal to the excess of the fair market value of the acquired shares on the date of exercise over the exercise price paid for the shares. The Company generally will be allowed a federal income tax deduction equal to the same amount that the option holder recognizes as ordinary income. In the event of the disposition of the acquired shares of common stock, any additional gain (or loss) generally will be taxed to the option holder as either short-term or long-term capital gain (or loss) depending on how long the shares were held.

Restricted Stock

        There generally should not be any federal income tax consequences to the Company or the recipient upon the grant of restricted stock. The recipient normally will recognize ordinary income when shares of the restricted stock are no longer subject to a substantial risk of forfeiture (e.g., vest) or become transferable, whichever occurs first. However, a recipient instead may elect to recognize ordinary income at the time the restricted stock is granted by making an election under Section 83(b) of the Code within 30 days after the grant date. In either case, the recipient will recognize ordinary income equal to the fair market value of such shares of stock at the time the income is recognized (reduced by the amount, if any, the recipient paid for the stock) and the Company generally will be entitled to a corresponding tax deduction (subject to Section 162(m) limitations). If the recipient subsequently disposes of the shares of common stock, any additional gain (or loss) should be eligible for short-term or long-term capital gain tax treatment, depending on how long the shares were held after the ordinary income was recognized. If a recipient makes an "83(b) election" and then forfeits the shares of common stock, the recipient normally will not be entitled to any tax deduction or refund with respect to the tax already paid.

Other Stock-Based Awards

        The federal income tax consequences of other stock-based awards will depend on the form of such awards.

Section 162(m) of the Code

        As discussed above, Section 162(m) of the Code generally limits the Company's annual federal income tax deduction for compensation paid to certain executive officers to $1 million with respect to each such officer. However, compensation that qualifies as "performance based compensation" under Section 162(m) of the Code is not subject to this deduction limit. If the amended and restated 2007 Stock Incentive Plan is approved by the Company's stockholders, the Company generally intends that future stock options and designated performance awards granted to covered employees should qualify as "performance-based" compensation that will not be subject to the Section 162(m) deduction limit.

Section 409A of the Code

        Section 409A of the Code provides requirements for certain nonqualified deferred compensation arrangements. If applicable, Section 409A of the Code also imposes penalties (including an additional 20% tax) on the recipient of deferred compensation in the event such compensation fails to meet an exception from or comply with Section 409A of the Code. As amended and restated, the 2007 Stock Incentive Plan provides that, unless otherwise provided by the Compensation Committee, awards granted under the 2007 Stock Incentive Plan are intended to either comply with or meet the requirements for an exemption from Section 409A of the Code and the 2007 Stock Incentive Plan shall be operated and administered accordingly. The Company does not guarantee to any participant that the 2007 Stock Incentive Plan or any award granted under the 2007 Stock Incentive Plan complies with or is exempt from Section 409A of the Code and will not have any liability to, indemnify or hold harmless any individual with respect to any tax consequences that arise from any such failure to comply with or meet an exemption under Section 409A of the Code.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information regarding shares of the Company's common stock issuable under all of the Company's equity compensation plans as of January 1, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Not Approved by Security Holders
2006 Stock Option Plan	688,641	$5.24	0
2007 Stock Incentive Plan	1,617,924	$11.58	20,888

Total	2,306,565		20,888

        For more information about the Polypore International, Inc. 2006 Stock Option Plan and 2007 Stock Incentive Plan, please see "Compensation Discussion and Analysis—Long-term Equity Compensation" below and Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 25, 2011.

The Board unanimously recommends a vote FOR the approval of the Amended and Restated Polypore International, Inc. 2007 Stock Incentive Plan.

ITEM 3—Ratification of Independent Registered Public Accounting Firm

        The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2011.

        Representatives of Ernst & Young LLP will be present at the 2011 Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. However, if the Board determines it to be in the best interests of the Company to retain Ernst & Young LLP as our independent registered public accounting firm, it may do so in its sole discretion, despite the stockholders' failure to ratify the selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        The Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the fiscal years ended January 1, 2011 and January 2, 2010, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2010	2009
Audit Fees(1)	$1,489,000	$1,148,000
Audit-Related Fees(2)	12,000	48,000
Tax Fees(3)	424,000	623,000
All Other Fees(4)	2,000	3,000

Total	$1,927,000	$1,822,000

(1)
"Audit Fees" represent the aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q and any services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings (including the Company's offering of 7.5% senior notes due 2017 and the secondary offering of common stock in 2010) or engagements.

(2)
"Audit-Related Fees" consist of the aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under "Audit Fees" above.

(3)
"Tax Fees" represent the aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

(4)
"All Other Fees" represent fees for products and services provided by Ernst & Young LLP, other than services reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Generally, before an independent registered public accountant is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Any subsequent changes in audit, audit-related, tax or other services to be provided by the independent registered public accountant due to changes in scope of work, terms, conditions or fees of the engagement must be pre-approved by the Audit Committee. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accountant and the Chief Financial Officer of the Company and must be consistent with applicable SEC regulations regarding auditor independence.

        Prior to approving non-audit services, the Audit Committee considers whether those non-audit services are compatible with maintaining our principal independent registered public accountant's independence.

        During fiscal year 2010, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

        In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company's consolidated financial statements. The Audit Committee has discussed significant accounting policies applied by Polypore in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards , Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor's independence from Polypore and its management. As part of that review, the Audit Committee received the written disclosures and letter required by the Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and by all relevant professional and regulatory standards relating to the independent registered public accounting firm's independence from the Company. The Audit Committee also considered whether Ernst & Young LLP's non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

        The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management. The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 1, 2011, for filing with the SEC.

        The Audit Committee has selected the Company's independent registered public accounting firm. Our Board has determined that Messrs. Flynn and Dries are "Audit Committee Financial Experts" under the requirements of the NYSE and the SEC.

  The Audit Committee:
  Frederick C. Flynn, Jr. (Chair)
  William Dries
  Charles L. Cooney

        The Audit Committee Report does not constitute soliciting material, and will not be deemed to be filed or incorporated by reference into any other Polypore filing under the Securities Act of 1933, as amended (referred to as the Securities Act), or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

ITEM 4—Advisory Vote on the Compensation of Named Executive Officers

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (referred to as the Dodd-Frank Act) enables Polypore stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules (frequently referred to as a "say-on-pay" vote).

        As an advisory vote, this proposal is not binding on Polypore. However, the Board and the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, value the opinions of Polypore stockholders and will continue to consider the outcome of the vote when making future compensation decisions for the Company's executive officers.

        The affirmative vote of a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the proposal at the 2011 Annual Meeting is required for advisory approval of this proposal.

        Polypore has a value-based, "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Polypore's named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Polypore's ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has encouraged and rewarded behavior that promotes sustainable growth in stockholder value. Polypore's executive compensation programs reflect best practices and are designed to balance risk and reward in relation to the Company's overall business strategy and further align management's interests with the interests of stockholders. Please refer to the "Executive Compensation" section of this Proxy Statement, including the "Compensation Discussion and Analysis—Executive Summary," for an overview of the compensation of Polypore's named executive officers.

        For these reasons, we are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

        The Board unanimously recommends a vote FOR the approval of the following non-binding resolution:

        RESOLVED, that the compensation of the Company's named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

 ITEM 5—Advisory Vote on Frequency of Future Stockholder Votes on Executive Compensation

        The Dodd-Frank Act also enables Polypore stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Polypore's named executive officers (frequently referred to as a "say-on-frequency" vote). By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

        After careful consideration of the frequency alternatives, the Board believes that conducting the advisory vote on executive compensation every year is appropriate for Polypore and its stockholders at this time. In formulating this recommendation, the Board considered that an annual advisory vote would allow our stockholders to provide us with their direct input on our executive compensation most frequently. Additionally, this timing is more closely aligned with our objective of regularly engaging in dialogue with our stockholders on corporate governance matters and on our executive compensation philosophy, policies and programs.

        The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Polypore and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders. The affirmative vote of a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the proposal at the 2011 Annual Meeting is required for advisory approval of this proposal.

        The Board unanimously recommends a vote for the approval of an advisory vote on the compensation of Polypore's named executive officers ONCE EVERY YEAR.

2010 COMPENSATION

Executive Compensation

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

  The Compensation Committee:
  Michael Graff
  Kevin Kruse
  Nick Howley

        The Compensation Committee Report does not constitute soliciting material, and will not be deemed to be filed or incorporated by reference into any other Polypore filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Discussion & Analysis

  Executive Summary

        The Polypore executive compensation program is designed to encourage and reward behavior that promotes sustainable growth in stockholder value and align executives with the long-term goals of our stockholders. Accordingly, compensation risks are assessed and managed appropriately in the context of our business strategies.

  Compensation Philosophy

        In addition to the typical needs to attract, motivate, and retain talented executives, our compensation programs are specifically designed by the Compensation Committee to incentivize the Named Executive Officers to achieve short- and long-term performance goals. With this focus on performance based compensation, we want the base salary of our executives to be slightly below the market median but provide significant annual bonus opportunity to reward operating performance. In addition, we believe that in order to align executives with the long-term goals of our stockholders, we should have competitive long-term equity incentive plans in place. By levering our executive compensation towards at-risk, variable incentives that are often tied to performance metrics, we are continuing to implement a compensation philosophy that is focused on achieving short- and long-term performance and maximizing stockholder value.

  Role of the Compensation Committee

        The Compensation Committee is responsible for determining our compensation and benefit plans generally, and establishes and reviews all compensatory plans and arrangements with respect to the Named Executive Officers. The Compensation Committee meets annually early in each fiscal year to evaluate the achievement of performance goals for the prior fiscal year, set new performance goals for the current fiscal year and consider compensation adjustments. The committee also meets periodically to discuss compensation-related matters as they arise during the year.

        In 2010, Polypore engaged Veritas Executive Compensation Consultants, LLC (referred to as Veritas) to analyze 2010 and future total compensation levels for executives. Veritas provides no other services to Polypore.

  Components of Compensation for 2010

        For 2010, the compensation provided to the Named Executive Officers consisted of the same elements generally available to our non-executive employees, including base salary, annual cash bonus, equity-based compensation and other perquisites and benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced to further our compensation philosophy of weighting executive compensation more heavily towards non-guaranteed variable incentives.

  Base Salary

        The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary for our Chief Executive Officer is set by the Compensation Committee effective January 1 of each year and for all other Named Executive Officers effective as of the payroll period closest to April 1 of each year. Our Chief Executive Officer provides recommendations to the committee for each Named Executive Officer other than himself. In making his recommendations, the Chief Executive Officer, in conjunction with the Senior Vice President, Human Resources, reviews compensation surveys published by Towers Watson and Mercer and utilizes databases provided by Equilar Inc. in order to have a better understanding of market compensation. In determining base salary for any particular year, the Committee considers, in addition to the Chief Executive Officer's recommendations, individual performance for the prior year, the ratio of fixed compensation to overall compensation, and changes in the cost of living during the prior year. The Committee also considers from time to time whether to engage the services of an independent compensation consultant. As discussed in "Role of the Compensation Committee" above, Polypore engaged Veritas in 2010 to provide such services.

  Annual Incentive Bonuses

        Annual incentive bonuses are intended to compensate executives for achieving our annual financial goals at corporate and business unit levels and for achieving measurable individual annual performance objectives. Each year, our executives, in conjunction with each executive's supervisor, or in the case of our Chief Executive Officer, the Compensation Committee, set aggressive, but achievable goals for that year based upon the executive's role within the Company and overall corporate strategy. Bonus metrics for the Named Executive Officers include the achievement of goals relating to financial and operational objectives, including budget, environment, health and safety and identification and completion of strategic transactions, in each case both Company-wide and for each business unit, as applicable. Our annual incentive bonus plan provides for a cash bonus, dependent upon our achieving a specified Adjusted EBITDA target, as defined in the Company's senior secured credit facilities, calculated as a percentage of the executive's base salary. The Compensation Committee approves the annual incentive award for each of the Named Executive Officers, with the Chief Executive Officer providing recommendations to the Compensation Committee for each Named Executive Officer other than himself. For 2010, the target bonus awards for each of the Named Executive Officers were as follows:

Name	Target Bonus (as a percentage of base salary)
Robert B. Toth	100%
Lynn Amos	70%
Josef Sauer	70%
Mitchell J. Pulwer	70%
Pierre Hauswald	70%

        The incentive bonus pool for all Employee Incentive Program bonuses in 2010, including bonuses for the Named Executive Officers, was funded based on our level of achievement with respect to target Adjusted EBITDA, which is set at budget Adjusted EBITDA and equaled $143.0 million in 2010. The Compensation Committee set the minimum threshold for funding the incentive bonus pool at an achievable, yet challenging, 90% of target Adjusted EBITDA. The minimum threshold for fiscal year 2009 was also 90% of target Adjusted EBITDA.

        Our actual Adjusted EBITDA was $184.9 million. Given that actual Adjusted EBITDA significantly exceeded target Adjusted EBITDA, the incentive bonus pool for fiscal year 2010 was funded at 200%.

        In addition to this Company performance target, each business unit is assigned performance targets at the beginning of each fiscal year. Total funding of the incentive bonus pool is then allocated to each business unit relative to its performance within the Company. The Compensation Committee determines the actual amount of each Named Executive Officer's bonus based upon the achievement of business unit and other individual goals and objectives set for each Named Executive Officer at the beginning of such year by our Chief Executive Officer. Therefore, the level of funding of the incentive bonus pool does not necessarily determine the percentage of target bonus achieved by any given Named Executive Officer. Actual 2010 bonus amounts are set forth in the Summary Compensation Table and were paid in March 2011.

        The Compensation Committee has established a funding curve based upon target Adjusted EBITDA for purposes of funding the incentive bonus pool for the 2011 performance period. The incentive bonus pool will fund based on the Company's performance against our approved budgeted EBITDA and the Compensation Committee's discretion. The actual amount of an executive's annual bonus in respect of such year will be increased or decreased from the target bonus amount based upon Company, business unit and individual performances.

  Long-term Equity Compensation

        To date, all of the long-term equity incentives granted to Named Executive Officers have been in the form of stock options, which we believe provide an effective incentive with respect to Company performance and an effective retention mechanism as a result of the applicable vesting mechanics of the awards. The number of options granted to each executive was determined by the Compensation Committee and was primarily based upon the executive's relative position within the Company as well as the executive's contribution to our operating results and his or her expected future contribution.

        All outstanding options under the 2006 Stock Option Plan were granted in 2006 and have vested. The vesting of such options was based on the passage of time or upon the satisfaction of annual and cumulative Adjusted EBITDA targets over fiscal years 2006 to 2009. The Compensation Committee also had discretion to allow vesting of options if applicable Adjusted EBITDA targets were not met, which occurred in 2009 after the Compensation Committee considered several factors, including the Company's consistently strong performance over the applicable period as evidenced by the fact that it significantly exceeded the cumulative Adjusted EBITDA target and the Company's strong performance in 2009 despite the difficult economic environment.

        The exercise prices of our stock option grants under the 2006 Stock Option Plan were set at the fair market value of a share of our stock at the time of the grant, with fair market values being determined by the Board using reasonable valuation methodologies in a manner consistent with the requirements of Section 409A of the Code for private company stock, because our common stock was not publically traded on the date of the grant.

        During fiscal year 2007, we adopted our 2007 Stock Incentive Plan to give more flexibility to the Compensation Committee by allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including nonqualified stock options, shares of restricted stock and other awards that are valued by reference to, or otherwise based on, the fair market value of our common stock. In addition, our 2007 Stock Incentive Plan provided greater flexibility to the Compensation Committee in setting vesting schedules of awards. This plan is intended to advance the Company's compensation objectives set forth in the "Compensation Philosophy" section above while giving the Compensation Committee more flexibility in choosing how to achieve our goals. The 2007 Stock Incentive Plan replaced our 2006 Stock Option Plan, and no future grants will be made under the 2006 Stock Option Plan. Option grants were made in 2009 to the Named Executive Officers under the 2007 Stock Incentive Plan that vest a third each year, with the second third vesting on May 29, 2011. The Compensation Committee decided to grant these time-vesting options to increase the likelihood of retention of the Named Executive Officers. No options grants were made in 2010.

        As described in "Proposals Requiring Your Vote—Approval of Amended and Restated Polypore International, Inc. 2007 Stock Incentive Plan," the Board is recommending that stockholders approve an amendment and restatement to the 2007 Stock Incentive Plan at the 2011 Annual Meeting that, among other things, increases the number of shares of the Company's common stock authorized for issuance under the 2007 Stock Incentive Plan from 1,751,963 to 4,751,963, reflecting an increase of 3,000,000 shares; amends the share counting provisions of the 2007 Stock Incentive Plan so that shares withheld or surrendered in payment of the exercise price of an award or taxes relating to an award cannot be reused under the 2007 Stock Incentive Plan; amends the limit on the maximum number of shares that may be subject to stock options and stock appreciation rights granted to any individual under the 2007 Stock Incentive Plan during a calendar year, adds a limit on the maximum number of shares that may be subject to restricted stock and other stock awards granted to any individual under the 2007 Stock Incentive Plan during a calendar year, and includes a limit on the amount of any cash payment to any individual during a calendar year pursuant to a cash-based performance award under the 2007 Stock Incentive Plan; includes provisions to allow the grant of different types of awards intended to qualify as performance-based compensation under Section 162(m) of the Code; provides that stock options generally must have an exercise price no less than the fair market value of the underlying shares on the grant date; establishes general minimum vesting periods for awards to employees, and limits the number of shares that may be covered by awards that do not satisfy the minimum vesting periods to a maximum of 10% of the shares of the Company's common stock authorized for issuance under the 2007 Stock Incentive Plan; adds provisions regarding forfeiture and clawback events; prohibits decreasing the exercise price of stock options, or canceling stock options in exchange for cash or another award with an exercise price below the original exercise price, without stockholder approval (except in the case of certain corporate events); and supplements the provisions regarding Section 409A of the Code.

  Perquisites and Other Benefits

        The Named Executive Officers are eligible to receive the same benefits, including life and health benefits, that are available to all employees. We also provide certain additional perquisites to the Named Executive Officers, on a case-by-case basis, including a car allowance, tax preparation services, dues, family travel costs and tax gross-ups related to certain perquisites. We believe that it is necessary to provide such perquisites given the competitive market for talent in our industry.

  Severance Benefits

        Each of the Named Executive Officers is entitled to receive severance benefits upon certain qualifying terminations of employment, based either on an applicable provision in such executive's employment agreement or pursuant to the terms of our Severance Policy. These severance arrangements are intended to retain executives and provide continuity of management in connection with a threatened or actual change-in-control transaction.

Summary Compensation Table

        The following table shows information regarding the total compensation earned during the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009 by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were employed by us as of January 1, 2011, and whose total compensation exceeded $100,000 during that fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert B. Toth	2010	580,000	—	1,160,000	93,207	1,833,207
President, Chief Executive Officer	2009	565,000	2,217,050	320,000	97,435	3,199,485
and Director	2008	550,000	—	700,000	84,236	1,334,236
Lynn Amos	2010	296,385	—	420,000	25,960	742,345
Chief Financial Officer Treasurer	2009	289,154	403,100	118,000	25,960	836,214
and Secretary	2008	280,577	—	255,000	22,273	557,850
Josef Sauer(4)	2010	296,257	—	418,761	84,939	799,957
President, Separations Media	2009	303,343	524,030	130,000	86,564	1,043,937
	2008	310,916	—	280,000	98,696	689,612
Mitchell J. Pulwer	2010	271,616	—	385,000	36,450	693,066
President, Energy Storage—	2009	265,154	524,030	100,000	34,049	923,233
Electronics	2008	257,385	—	240,000	26,999	524,384
Pierre Hauswald	2010	261,615	—	370,000	42,394	674,009
President, Daramic Asia	2009	255,846	403,100	76,000	42,974	777,920
	2008	249,231	—	190,000	42,271	481,502

(1)
Option awards consist of stock compensation expense related to grants made under the Polypore International, Inc. 2007 Stock Incentive Plan. The valuation of these options was based on the grant date fair value of the options calculated pursuant to ASC 718. Assumptions used in the calculation of the option's fair value are included in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 25, 2011.

(2)
Non-equity incentive plan compensation consists of incentive bonuses earned in 2008, 2009 and 2010 under our Employee Incentive Program, which were paid in March 2009, March 2010 and March 2011, respectively.

(3)
All Other Compensation consists of the following items:

•
Mr. Toth—Fiscal year 2010: tax gross-ups of $28,090, employer basic and matching 401(k) contributions of $19,600, tax preparation fees of $17,816, car allowances of $12,000, life insurance and disability premiums of $9,341 and dues of $6,360.

•
Mr. Amos—Fiscal year 2010: employer basic and matching 401(k) contributions of $19,600 and dues of $6,360.

•
Mr. Sauer—Fiscal year 2010: life insurance premiums of $61,019, car allowances of $22,468 and statutory savings and vacation allowances of $1,452.

•
Mr. Pulwer—Fiscal year 2010: employer basic and matching 401(k) contributions of $19,600, tax gross-ups of $7,490, dues of $6,360 and financial planning fees of $3,000.

•
Mr. Hauswald—Fiscal year 2010: employer basic 401(k) contributions of $19,600, family travel costs of $9,260, car allowances of $6,000, tax preparation fees of $4,353 and tax gross-ups of $3,181.

(4)
Mr. Sauer's annual salary was €211,292 in 2008, €217,622 in 2009 and €222,850 in 2010. Mr. Sauer was compensated in Euros. The 2008 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.4715 per euro, which was the average exchange rate during 2008. The 2009 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.3939 per euro, which was the average exchange rate during 2009. The 2010 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.3294 per euro, which was the average exchange rate during 2010.

2010 Grants of Plan Based Awards Table

        This table discloses the potential future payouts under our non-equity incentive plan.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)(1)	Target ($)(2)		Maximum ($)(2)
Robert B. Toth	—	580,000		—
Lynn Amos	—	208,600		—
Josef Sauer	—	209,205	(3)	—
Mitchell J. Pulwer	—	191,100		—
Pierre Hauswald	—	184,100		—

(1)
The Compensation Committee follows the guidelines of the Employee Incentive Plan and 2007 Stock Incentive Plan regarding the setting of target bonus amounts and the conditions under which awards may be granted as applicable. Neither the Employee Incentive Plan nor the 2007 Stock Incentive Plan provide for threshold or maximum awards to an individual.

(2)
See "Annual Incentive Bonuses" in the "Components of Compensation for 2010" section of this Proxy Statement for further information regarding the variability of the payouts under the Employee Incentive Program and for how target amounts are determined as a percent of annual base salary.

(3)
Translated into U.S. dollars using an exchange rate of $1.3342, which was the exchange rate as of January 1, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

        This table discloses certain information regarding unexercised options outstanding as of our 2010 fiscal year end.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Robert B. Toth	306,467	—	5.24	6/15/16
	183,334	366,666	9.94	5/29/19
Lynn Amos	60,392	—	5.24	6/15/16
	33,334	66,666	9.94	5/29/19
Josef Sauer	62,640	—	5.24	6/15/16
	43,334	86,666	9.94	5/29/19
Mitchell J. Pulwer	90,640	—	5.24	6/15/16
	43,334	86,666	9.94	5/29/19
Pierre Hauswald	28,153	—	5.24	6/15/16
	33,334	66,666	9.94	5/29/19

(1)
One-third of the options vest each year with the second third vesting on May 29, 2011. Options are also subject to accelerated vesting upon a change in control.

2010 Option Exercises and Stock Vested

        This table discloses certain information regarding each exercise of stock options during the 2010 fiscal year on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)
Robert B. Toth	360,000	$13,179,600	(2)
Lynn Amos	100,000	$3,661,000	(2)
Josef Sauer	83,000	$3,038,630	(2)
Mitchell J. Pulwer	55,000	$2,013,550	(2)
Pierre Hauswald	120,000	$4,404,200	(3)

(1)
All of the options exercised in 2010 by Named Executive Officers have an exercise price of $5.24.

(2)
Based on a market price of $41.85 as of December 13, 2010.

(3)
Based on a market price of $41.85 as of December 13, 2010, on which date Mr. Hauswald exercised 100,000 options, and a market price of $42.40 as of December 27, 2010, on which date Mr. Hauswald exercised 20,000 options.

Potential Payments Upon Termination or Change in Control

  Employment Agreements

        We are a party to an employment agreement with Mr. Toth, with a term that runs until July 6, 2009, and is automatically renewed for successive one year terms thereafter unless and until either party delivers notice of termination within 120 days of the expiration of the then current term. Mr. Toth's salary was $580,000 for 2010. Mr. Toth's salary can be increased (but not decreased) at the discretion of the Board. As of January 1, 2011, Mr. Toth's salary was increased to $630,000. Mr. Toth is also eligible to receive incentive bonus compensation with a target of not less than 100% of his base salary.

        If Mr. Toth resigns with good reason or is terminated without cause, or his employment term is not extended, in each case including as a result of a change of control, his severance amount will be calculated based on two times his base salary and bonus (with bonus calculated using a 3-year average). Mr. Toth will also receive the continuation of benefits for him and his covered dependents for 24 months following such termination.

        We are also a party to an employment agreement with Mr. Sauer, with a term that runs until Mr. Sauer's retirement or until terminated by either party, with a required notice period of twelve months. Under the terms of the employment agreement, Mr. Sauer's annual salary was €213,000 in 2008, €219,000 during 2009 and €224,003 during 2010. Mr. Sauer is also eligible to receive incentive bonus compensation with a target of 70% of his base salary. Additionally, we have agreed to provide certain retirement benefits through the purchase of life insurance contracts for Mr. Sauer. In the event that we terminate Mr. Sauer, he will receive a severance payment equal to his current annual salary.

        On April 1, 2011, we entered into an employment agreement with Mr. Hauswald in connection with Mr. Hauswald's new role as President, Daramic Asia. The employment agreement consists of a master agreement entered into between Mr. Hauswald, the Company and certain of its affiliates, in addition to implementing sub-agreements entered into between Mr. Hauswald and Daramic SAS and Polypore (Shanghai) Membrane Products Co. Ltd., respectively, both of which are wholly owned subsidiaries of the Company. (The employment agreement and related sub-agreements are referred to as the Employment Agreement.) Under the Employment Agreement, through December 31, 2011 Mr. Hauswald's base salary, bonus structure and benefits will be determined by the Company at its discretion, consistent with prior years. From January 1, 2012 through May 31, 2015, Mr. Hauswald will receive an annual base salary of €60,000, as well as customary French benefits for service as the President of Daramic SAS. From May 1, 2012 through December 31, 2013 (unless extended at the Company's request and with Mr. Hauswald's consent), Mr. Hauswald will be on assignment in Shanghai, China through Polypore (Shanghai) Membrane Products Co. Ltd. During his assignment in Shanghai, Mr. Hauswald will receive customary benefits in connection with his service overseas. From January 1, 2012 through December 31, 2013, Mr. Hauswald will receive an additional €148,460 as part of his annual base salary. Unless his assignment in Shanghai is extended, after December 31, 2013 Mr. Hauswald will continue to serve the Company, in a consulting capacity, until May 31, 2015. Mr. Hauswald will receive €213,917 in the aggregate for these consulting services.

        The Employment Agreement may be terminated by either party, without cause, with three months' written notice. In such case, Mr. Hauswald will receive severance consistent with the Company's Severance Policy, as described below. In addition, the Employment Agreement may be terminated for cause by the Company. Mr. Hauswald is subject to a non-compete and non-solicitation period of 36 months following the termination of the Employment Agreement.

  Severance Policy

        Each of our executive officers, other than Mr. Toth and Mr. Sauer, participates in our Severance Policy, which provides severance benefits upon certain terminations without cause, including terminations in connection with a merger, consolidation or similar change of control event. The severance benefits consist of one year's base salary and medical benefits for the same term.

  2006 Stock Option Plan

        Options granted under our 2006 Stock Option Plan were granted in 2006 and have vested. The vesting of such options was based on the passage of time or upon satisfaction of certain annual and cumulative performance criteria over fiscal years 2006 to 2009. As of January 1, 2011, under the 2006 Stock Option Plan, there were stock options for 688,641 shares outstanding and vested. Upon the adoption of the 2006 Stock Option Plan, all unvested awards outstanding under our 2004 Stock Option Plan were canceled, and all outstanding vested awards were made subject to the terms and conditions of the 2006 Stock Option Plan.

  2007 Stock Incentive Plan

        Our 2007 Stock Incentive Plan allows for the grant of stock options, restricted stock and other instruments. Stock options granted under our 2007 Stock Incentive Plan may vest based on satisfaction of certain annual performance criteria or may vest over time. In the event of a change in control, the Compensation Committee has the discretion to (i) provide that any outstanding awards that are unexercisable or otherwise unvested may become immediately exercisable and otherwise fully vested, (ii) provide for the termination of an award upon the consummation of the change-in-control and the payment of a cash amount in exchange for the cancellation of an award, and/or (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award. As of January 1, 2011, under the 2007 Stock Incentive Plan there were stock options for 1,617,924 shares of common stock outstanding, of which 560,382 were vested. As of March 24, 2011, approximately 1,587,574 shares of common stock are subject to currently outstanding awards and 888 shares of common stock remain available for future awards.

  Tabular Summary

        The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of (a) termination for cause or without good reason, referred to as a voluntary termination, (b) termination other than for cause or with good reason, referred to as involuntary termination, (c) termination in connection with a change in control, (d) death, or (e) disability. The amounts shown assume that the applicable triggering event occurred on January 1, 2011, and therefore are estimates of the amounts that would have been paid to the Named Executive Officers upon the occurrence of such triggering event.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination ($)		Change in Control(1) ($)		Death ($)		Disability ($)
Robert B. Toth	Cash Severance	—	2,713,333		2,713,333		630,000	(2)	630,000
	Continued Benefits	—	137,966		137,966		26,330		26,330
	Stock Option Acceleration	—	—		11,289,646		—		—
Lynn Amos	Cash Severance	—	298,000		298,000		—		—
	Continued Benefits	—	13,165		13,165		—		—
	Stock Option Acceleration	—	—		2,052,646		—		—
Josef Sauer	Cash Severance	—	298,865	(3)	298,865	(3)	—		97,717
	Continued Benefits	—	—		—		—		—
	Stock Option Acceleration	—	—		2,668,446		—		—
Mitchell J. Pulwer	Cash Severance	—	263,000		263,000		—		—
	Continued Benefits	—	13,165		13,165		—		—
	Stock Option Acceleration	—	—		2,052,646		—		—
Pierre Hauswald	Cash Severance	—	273,000		273,000		—		—
	Continued Benefits	—	8,947		8,947		—		—
	Stock Option Acceleration	—	—		2,668,446		—		—

(1)
The Cash Severance amount listed would be payable only if the Named Executive Officer is terminated as a result of the change in control, which would be considered an involuntary termination. The stock option acceleration benefit was calculated as based on the difference between the fair market value of a share of Polypore common stock at January 1, 2011 ($40.73) and the strike price of the unvested options ($9.94) multiplied by the number of unvested stock options held be each executive.

(2)
In the case of death or disability, Mr. Toth, or his estate, is entitled to receive his pro-rated bonus assuming we have achieved our performance targets. Mr. Toth and his dependents are also entitled to continued medical benefits for up to 24 months. Amounts shown assume we have achieved our performance targets, and Mr. Toth was employed until the last day of the fiscal year.

(3)
Amounts translated into U.S. dollars using the January 1, 2011 exchange rate of $1.3342 per Euro. Mr. Sauer is to receive €224,003 in severance upon his termination by the Company. He will also receive €73,240 if he becomes disabled.

Compensation of Non-Employee Directors

Non-Employee Director Compensation

        We pay our non-employee directors that are unaffiliated with Warburg Pincus (referred to as the Non-Employee/Non-Warburg Directors), an annual retainer fee of $40,000, plus meeting attendance fees of $2,500 for each regular Board meeting they attend in person; $1,000 for each regular Board meeting they attend by telephone; and $500 for each telephonic Board meeting they attend. In addition, we pay each of our Non-Employee/Non-Warburg Directors $5,000 per year for each Board committee for which they act as chair, except for the Audit Committee chair who receives $15,000. Except for the restricted stock award described below, such directors can choose to have their compensation paid in the form of either cash or stock.

        In 2010, our Non-Employee/Non-Warburg Directors received restricted stock awards of $30,000 in the aggregate, which will vest equally over a period of three years. For 2011, the Compensation Committee recommended, and the Board approved, an increase to $40,000 in the annual restricted stock award to such directors (with the same vesting schedule). We also may from time to time grant our Non-Employee/Non-Warburg Directors options to purchase shares of our common stock in amounts and upon terms to be determined by the Board. No such options were granted in 2010.

        Other than Non-Employee/Non-Warburg Directors, we do not compensate our directors for serving on the Board or any of its committees. We do, however, reimburse each member of the Board for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

        The following table shows information regarding the compensation paid to our Non-Employee/Non-Warburg Directors during the fiscal year ended January 1, 2011. Messrs. Graff, Barr, Kruse and Toth did not receive compensation for their service as directors. Mr. Toth's compensation as an executive officer of the Company is fully reflected in the Summary Compensation Table above.

2010 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Total ($)
Charles L. Cooney	49,000	(3)	30,000	79,000
William Dries	50,500	(4)	30,000	80,500
Frederick C. Flynn, Jr.	65,500	(5)	30,000	95,500
W. Nicholas Howley	48,000	(6)	30,000	78,000

(1)
This table does not include Messrs. Barr, Graff and Kruse, who are affiliated with Warburg Pincus, and Mr. Toth, who is an employee of the Company.

(2)
Consists of restricted stock awards under the Polypore International, Inc. 2007 Stock Incentive Plan. The valuation of these shares was based on the grant date fair value of the shares calculated pursuant to ASC 718. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 25, 2011 for additional information about the 2007 Stock Incentive Plan.

(3)
Fees for Professor Cooney consisted of $40,000 annual retainer and $9,000 in meeting attendance fees.

(4)
Fees for Mr. Dries consisted of $40,000 annual retainer and $10,500 in meeting attendance fees.

(5)
Fees for Mr. Flynn consisted of $40,000 annual retainer, $15,000 Audit Committee chair fee and $10,500 in meeting attendance fees.

(6)
Fees for Mr. Howley consisted of $40,000 annual retainer and $8,000 in meeting attendance fees.

 REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF STOCKHOLDERS

        If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at our 2012 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by us at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591 by December 1, 2011. The proposal should be sent to the attention of the Secretary of the Company.

        Our Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2012 Annual Meeting of Stockholders between February 12, 2011 and March 13, 2011; except that in the event that the 2012 Annual Meeting is held before April 12, 2011 or after July 11, 2011, we must receive your notice no earlier than the 90th day prior to the 2012 Annual Meeting date and not later than the close of business on the later of (a) the 60th day prior to the 2012 Annual Meeting date, and (b) the 10th day following the day we announce the date of the 2012 Annual Meeting.

        The chairman of the 2012 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

        The Board is not aware of any matters that are expected to come before the 2011 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the 2011 Annual Meeting, the Company intends to vote the proxies in accordance with their best judgment.

        Whether or not you plan to attend the 2011 Annual Meeting, please vote.    No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

DIRECTIONS TO MEETING LOCATION

Driving Directions From the Airport:

        Take the airport freeway to Billy Graham Parkway South (you will exit to your right) and continue approximately 8 miles. Take I-77 South to I-485 East, take Exit 61 Johnston Road and turn right onto Johnston Road. Turn right onto John J Delaney then right onto Brixham Hill Avenue. Ballantyne Business Center is located in the Hixon building located in the middle building of the three building court at the end of the drive (13850 Ballantyne Corporate Place).

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

POLYPORE INTERNATIONAL, INC.

11430 NORTH COMMUNITY HOUSE ROAD, SUITE 350

CHARLOTTE, NORTH CAROLINA 28277

2011 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints LYNN K. AMOS and JOHN J. O’MALLEY, and each of them, as proxy holders with full power of substitution, to represent and to vote on behalf of the undersigned all of the stock of Polypore International, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 12, 2011 and at any adjournments or postponements thereof, with all powers the undersigned would possess if present, with respect to the following:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

POLYPORE INTERNATIONAL, INC.

May 12, 2011

Please mark, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” ON ITEM 1, “FOR” ITEMS 2, 3 AND 4 AND “1 YEAR” ON ITEM 5.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  Election of Class I Directors:

☐    FOR ALL NOMINEES

☐    WITHHOLD AUTHORITY FOR ALL NOMINEES

☐    FOR ALL EXCEPT (see instructions below)

Nominees:

☐    Michael Graff

☐    W. Nicholas Howley

INSTRUCTIONS:                      To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here ☒

2.  To approve the Amended and Restated Polypore International, Inc. 2007 Stock Incentive Plan:

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.  Ratification of Ernst & Young LLP as Auditors:

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.  Advisory vote on executive compensation:

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.  Advisory vote on the frequency of the advisory vote on executive compensation:

☐	1 YEAR	☐	2 YEARS	☐	3 YEARS	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned.  If signed and no direction is given for any item, this Proxy will be voted “FOR ALL NOMINEES” on item 1, “FOR” items 2, 3 and 4 and “1 YEAR” on item 5, and with respect to any other business as may properly be brought before the 2011 Annual Meeting of Stockholders and any adjournments thereof, in accordance with the judgment of the person or persons voting on such matter or matters.  Please return your executed form as soon as possible in the envelope provided to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date	Signature (if held jointly)	Date

Note          Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, both holders should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by an authorized person.

2